Exhibit 2.9

STOCK PURCHASE AGREEMENT

THIS STOCK PURCHASE AGREEMENT (“Agreement”) is made and entered into as of this 17th day of October, 2012 among Peak Resorts, Inc., a Missouri corporation (“Buyer”), and those individuals listed on Schedule 2.6(b)(i)(B) (collectively, the “Sellers” and individually “Seller”), and on its own behalf, and on behalf of each Seller, S. Sandy Satullo II (“Sellers’ Representative”).

RECITALS

WHEREAS, Sellers desire to sell, and Buyer desires to purchase, the one hundred twenty-five (125) issued and outstanding shares (the “Shares”) of the no par value common stock of Sycamore Lake, Inc., an Ohio corporation (the “Company”) which constitutes all of the issued and outstanding capital stock of the Company, on the following terms and conditions; and

WHEREAS, the parties agree that the purchase of the Shares shall occur at a Closing as set forth herein;

NOW THEREFORE, in consideration of the recitals and of the mutual covenants, representations, warranties, conditions and agreements contained herein, the parties agree as follows:

SECTION 1
DEFINITIONS

For the purposes of this Agreement, when capitalized herein, the following terms shall have the definitions set forth in this Section 1:

Applicable Contract. Any Contract (i) under which the Company has or may acquire any rights, (ii) under which the Company has or may become subject to any obligation or liability, or (iii) by which the Company or any of the assets owned or used by it may become bound.

Best Efforts. The efforts that a prudent Person desirous of achieving a result would use in similar circumstances to ensure that such result is achieved as expeditiously as possible; provided however, that an obligation to use Best Efforts under this Agreement does not require the Person subject to that obligation to take actions that would result in a materially adverse change in the benefits of such Person of this Agreement and the Contemplated Transactions.

Breach. A “Breach” of a representation, warranty, covenant, obligation, or other provision of this Agreement or any instrument delivered pursuant to this Agreement will be deemed to have occurred if there is or has been (i) any inaccuracy in or breach of, or any failure to perform or comply with, such representation, warranty, covenant, obligation, or other provision; or (ii) any claim (by any Person) or other occurrence or circumstance that is proven to be inconsistent with such representation, warranty, covenant, obligation, or other provisions, and the term “Breach” means any such proven inaccuracy, breach, failure, claim, occurrence, or circumstance.

Building and Operations. As defined in Section 3.6

Buyer. As defined in the first paragraph of this Agreement.

By-Laws The Code of Regulations for corporations incorporated under the laws of the state of Ohio.

Closing. As defined in Section 2.4.

Closing Date. As defined in Section 2.4.

Company. As defined in the Recitals of this Agreement

Consent. Any approval, consent, ratification, waiver, or authorization (including any Governmental Authorization).

Contemplated Transactions. All of the transactions contemplated by this Agreement, including:

(i)            The sale of the Shares by the Sellers to Buyer, and Buyer’s acquisition and ownership of the Shares and, after the Closing, Buyer’s exercise of control over the Company;

(ii)           The performance by Buyer and Sellers of their respective covenants and obligations under this Agreement;

Contract. Any agreement, contract, obligation, promise or undertaking (whether written or oral and whether express or implied) that is legally binding.

Damages. As defined in Section 11.3.

Encumbrance. Any charge, claim, community property interest, condition, equitable interest, lien, option, pledge, security interest, right of first refusal, or restriction of any kind, including any restriction on use, voting, transfer, receipt of income, or exercise of any other attribute of ownership.

Environment. Soil, land surface or other subsurface strata, surface waters (including navigable waters, streams, ponds, drainage basins, and wetlands), groundwaters, drinking water supply, stream sediments, ambient air (including indoor air), plant and animal life, and any other environmental medium or natural resource.

Environmental, Health, and Safety Liabilities. Any cost, damages, expense, liability, obligation, or other responsibility arising from or under Environmental Law or Occupational Safety and Health Law and consisting of or relating to:

(i)            any environmental, health, or safety matters or conditions (including on-site or off-site contamination, occupational safety and health, and regulation of chemical substances or products);

(ii)           fines, penalties, judgments, awards, settlements, legal or administrative proceedings, damages, losses, claims, demands and response, investigative, remedial, or inspection costs and expenses arising under Environmental Law or Occupational Safety and Health Law;

(iii)          financial responsibility under Environmental Law or Occupational Safety and Health Law for cleanup cost or corrective action, including investigation, cleanup, removal, containment, or other remediation or response actions (“Cleanup”) required by applicable Environmental Law or Occupational Safety and Health Law (whether or not such cleanup has been required or requested by any Governmental Body or any other Person; however, if not so required, any such action must be preceded by the receipt of a written opinion from competent environmental counsel employed by Buyer who has stated in writing that such action is legally required) and for any natural resource damages; or

(iv)          any other compliance, corrective, investigative, or remedial measures required under Environmental Law or Occupational Safety and Health Law.

The terms “removal,” “remedial,” and “response action,” include the types of activities covered by the United States Comprehensive Environmental Response Compensation and Liability Act, 42 U.S.C. 9601 et seq., as amended (“CERCLA”) and the Superfund Amendments and Reauthorization Act of 1986, as amended (“SARA”).

Environmental Law. Any Legal Requirement that requires or relates to:

(i)            advising appropriate authorities, employees, and the public of intended or actual release of pollutants or hazardous substances or materials, violations of discharge limits, or other prohibitions and of the commencements of activities, such as resource extraction or construction, that could have significant impact on the Environment;

(ii)           preventing or reducing to acceptable levels the release of pollutants or hazardous substances or materials into the Environment;

(iii)          reducing the quantities, preventing the release, or minimizing the hazardous characteristics of wastes that are generated;

(iv)          assuring that products are designed, formulated, packaged, and used so that they do not present unreasonable risks to human health or the Environment when used or disposed of;

(v)           protecting resources, species, or ecological amenities;

(vi)          reducing to acceptable levels the risks inherent in the transportation of hazardous substances, pollutants, oil, or other potentially harmful substances;

(vii)         cleaning up pollutants that have been released preventing the threat of release, or paying the costs of such clean up or prevention; or

(viii)        making responsible parties pay private parties, or groups of them, for damages done to their health or the Environment, or permitting self-appointed representatives of the public interest to recover for injuries done to public assets.

ERISA. The Employee Retirement Income Security Act of 1974, as amended, and regulations and rules issued pursuant to that Act.

Facilities. Any real property, leaseholds, or other interests currently or formerly owned or operated by the Company and any buildings, plants, structures, or equipment (including motor vehicles and rolling stock) currently or formerly owned or operated by any Company.

Financial Statements. Financial Statements means the unaudited balance sheets and statement of operations and stockholders’ equity of Company for its fiscal years ended April 30, 2011 and April 30, 2012

Governmental Authorization. Any approval, consent, license, permit, waiver, or other authorization issued, granted, given, or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement.

Governmental Body. Any:

(i)            nation, state, county, city, town, village, district, or other jurisdiction of any nature;

(ii)           federal, state, local, municipal, foreign or other government;

(iii)          governmental or quasi-governmental authority of any nature (including any governmental agency, branch, department, official, or entity and any court or other tribunal); or

(iv)          body exercising, or entitled to exercise, any administrative, executive, judicial, legislative, police, regulatory, or taxing authority or power of any nature.

Hazardous Activity.  The distribution, generation, handling, importing, management, manufacturing, processing, production, refinement, release, storage, transfer, transportation, treatment, or use (including any withdrawal or other use of groundwater) of Hazardous Materials in, on, under, about, or from the Facilities or any part thereof into the Environment, and any other act, business, operation, or thing that poses an unreasonable risk of harm to persons or property on or off the Facilities, or that may affect the value of the Facilities or the Company except for activities customarily conducted by operations in the daily use ski resort business.

Hazardous Materials. Any waste or other substance that is listed, defined, designated, or classified as, or otherwise determined to be, hazardous, radioactive, or toxic or a pollutant or a contaminant under or pursuant to any Environmental Law, including any admixture of solution thereof, and specifically including petroleum and all derivatives thereof or synthetic substitutes therefore and asbestos or asbestos-containing materials.

Intellectual Property Assets. As defined in Section 3.21.

IRC. The Internal Revenue Code of 1986 or any successor law, and regulations issued by the IRS pursuant to the Internal Revenue Code or any successor law.

IRS. The United States Internal Revenue Service or any successor agency, and, to the extent relevant, the United States Department of the Treasury.

Knowledge. An individual will be deemed to have “Knowledge” of a particular fact or other matter if:

(i)            such individual is actually aware of such fact or other matter; or

(ii)           such individual, having information that would cause a prudent person to conduct a reasonable comprehensive investigation, could be expected to discover the existence of such fact or other matter.

A Person (other than an individual) will be deemed to have “Knowledge” of a particular fact or other matter if any individual who is serving, or who has at any time served, as a director, officer, partner, executor, or trustee of such Person (or in any similar capacity) has, or at any time had, actual knowledge of such fact or other matter.

Legal Requirement. Any federal, state, local, municipal, foreign, international, multinational, or other administrative order, constitution, law, ordinance, principle of common law, regulation, statute, or treaty.

“Material Adverse Effect” means any state of facts, changes, occurrence or development that (i) has a material adverse effect or change on the business, condition (financial or otherwise), assets, operations, liabilities, or results of operations of the Company, taken as a whole or (ii) directly or indirectly prevents or materially impairs or delays the ability of any Seller to perform its obligations hereunder; provided, however, “Material Adverse Effect” shall not include (a) changes in business or economic conditions affecting the economy or the Company’s business generally (provided that such changes do not affect the Company in a materially disproportionate manner); or (b) effects or changes related to or resulting from any event as to which Buyer has provided written consent hereunder.

Occupational Safety and Health Law. Any legal requirement designed to provide safe and healthful working conditions and to reduce occupational safety and health hazards, and any program, whether governmental or private (including those promulgated or sponsored by industry associations and insurance companies), designed to provide safe and healthful working conditions.

Order. Any award, decision, injunction, judgment, order, ruling, subpoena, or verdict entered, issued, made, or rendered by any court, administrative agency, or other Governmental Body or by any arbitrator.

Ordinary Course of Business. An action taken by a Person will be deemed to have been taken in the “Ordinary Course of Business” only if:

(i)            such action is consistent with the past practices of such Person and is taken in the ordinary course of the normal day-to-day operations of such Person;

(ii)           such action is not required to be authorized by the board of directors of such Person (or by any Person or group of Persons exercising similar authority); and

(iii)          such action is similar in nature and magnitude to actions customarily taken, without any authorization by the board of directors (or by any Person or group of Persons exercising similar authority), in the ordinary course of the normal day-to-day operations of the other Persons that are in the same line of business as such Person.

Organizational Documents. (i) the articles or certificate of incorporation and the bylaws of a corporation; (ii) any charter or similar document adopted or filed in connection with the creation, formation, or organization of a Person; and (iii) any amendment to any of the foregoing.

Person. Any individual, corporation, (including any non-profit corporation), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, labor union, or other entity or Governmental Body.

Plan. As defined in Section 3.12.

Proceeding. Any action, arbitration, audit, hearing, investigation, litigation, or suit (whether civil, criminal, administrative, investigative or informal) commenced, brought, conducted or heard by or before, or otherwise involving any Governmental Body or arbitrator.

Purchase Price. As defined in Section 2.2.

Real Estate. As defined in Section 3.6.

Related Person. With respect to a particular individual:

(i)           each other member of such individual’s Family (as defined below);

(ii)           any Person that is directly or indirectly controlled by such individual or by one or more members of such individual’s Family;

(iii)          any Person in which such individual or members of such individual’s Family hold (individually or in the aggregate) a Material Interest (as defined below); and

(iv)          any Person with respect to which such individual or one or more members of such individual’s Family serves as a director, officer, partner, executor, or trustee (or in similar capacity).

With respect to a specified Person other than an individual:

(i)            any Person that directly or indirectly controls, is directly or indirectly controlled by, or is directly or indirectly under common control with such specified Person;

(ii)           any Person that holds a Material Interest in such specified Person;

(iii)          each Person that serves as a director, officer, partner, executor, or trustee of such specified Person (or in a similar capacity);

(iv)          any Person in which such specified Persons holds a Material Interest;

(v)           any Person with respect to which such specified Person serves as a general partner or a trustee (or in a similar capacity); and

(vi)          any Related Person of any individual described in clause (ii) or

For purposes of this definition, (a) the “Family” of an individual includes (i) the individual, (ii) the individual’s spouse, (iii) any other natural person who is related to the individual or the individual’s spouse within the second degree, and (iv) any other natural person who resides with such individual and (b) “Material Interest” means direct or indirect beneficial ownership (as defined in Rule 13d-3 under the Securities Exchange Act of 1934) of voting securities or other voting interests representing at least ten percent (10%) of the outstanding voting power of a Person or equity securities or other equity interests representing at least ten percent (10%) of the outstanding equity securities or equity interests in a person.

Release. Any spilling, leaking, emitting, discharging, depositing, and escaping, leaching, dumping, or other releasing into the Environment, whether intentional or unintentional.

Representative. With respect to a particular Person, any director, officer, employee, agent, consultant, advisor, or other representative of such Person, including legal counsel, accountants, and financial advisors.

Securities Act. The Securities Act of 1933 or any successor law, and the regulations and rules issued pursuant to that Act or any successor law.

Sellers. As defined in the first paragraph of this Agreement.

Shares. As defined in the Recitals of this Agreement.

Shareholder Indebtedness. The amount of Company debt due and payable to any Shareholder or Related Person on the Closing Date.

Subsidiary. With respect to any Person (the “Owner”), any corporation or other Person of which securities or other interests having the power to elect a majority of that corporation’s or other Person’s board of directors or similar governing body, or otherwise having the power to direct the business and policies of that Corporation or other Person (other than securities or other interests having such power only upon the happening of a contingency that has not occurred) are held by the Owner or one or more of its Subsidiaries; when used without reference to a particular Person, “Subsidiary” means a Subsidiary of the Company.

Tax. “Tax” means all taxes, charges, fees, duties or levies, imposed by any federal, state or local taxing authority, including federal, state or local income, profits, franchise, gross receipts, environmental, customs duty, severances, stamp, payroll, sales, use, intangibles, employment, unemployment, disability, property, withholding, backup withholding, excise, production, occupation, service, service use, leasing and lease use, ad valorem, value added, occupancy, transfer, and other taxes, of any nature whatsoever, together with all interest, penalties and additions imposed with respect to such amounts and any interest in respect of such penalties and additions.

Tax Accounting. For all purposes of this Agreement and the Contemplated Transactions the term “Tax Accounting” shall mean the federal income tax basis of accounting, applied on a basis consistent with the basis on which the Balance Sheet and the other financial statements referred to in Section 3.4 were prepared, subject to (a) normal yearend adjustments, and (b) the absence of disclosures normally made in footnotes.

Tax Return. Any return (including any information return), amendment, report, statement, schedule, notice, form, or other document or information filed with or submitted to, or required to be filed with or submitted to, any Governmental Body in connection with the determination, assessment, collection, or payment of any Tax on in connection with the administration, implementation, or enforcement of or compliance with any Legal Requirement relating to any Tax.

Threat of Release. A substantial likelihood of a Release that may require action in order to prevent or mitigate damage to the Environment that may result from such Release.

Threatened. A claim, Proceeding, dispute, action, or other matter will be deemed to have been “Threatened” if any demand or statement has been made (orally or in writing) or any notice has been given (orally or in writing), or if any other event has occurred or any other circumstances exist, that would lead a prudent Person to conclude that such a claim, Proceeding, dispute, action, or other matter is likely to be asserted, commenced, taken, or otherwise pursued in the future.

Working Capital. “Working Capital” means, as of the date of determination, the Company’s current assets plus the amount of the Company’s inventory of food, beverages and retail merchandise, at cost, which is on hand at Closing, less the sum of (i) the Company’s current liabilities, and (ii) all amounts received by the Company in the fiscal year which began May 1, 2012 to the date of determination which relate to post-Closing activities or events such as gift cards, gift certificates and season passes.

SECTION 2
SALE AND TRANSFER OF SHARES; CLOSING

2.1          Purchase and Sale of Shares. On the basis of the representations, warranties and agreements, and subject to the terms and conditions of this Agreement, at the Closing (as defined below), (i) Sellers will sell and transfer one hundred percent of the Shares (100%) to Buyer and Buyer will purchase one hundred percent (100%) of the Shares from Sellers.

2.2          Purchase Price. The purchase price to be paid by Buyer for all of the Shares will be Two Million Four Hundred Thousand Dollars ($2,400,000.00) (“Purchase Price”) to be paid as follows:

(a)           an earnest deposit in the amount of Twenty-Five Thousand Dollars ($25,000.00) was made on August 29, 2012 with Resolution Title Company. Upon the execution of this Agreement, an additional Seventy-Five Thousand Dollars ($75,000.00) shall be deposited in an escrow account with Resolution Title Company for a total deposit in the amount of One Hundred Thousand Dollars ($100,000.00) (“Deposit”) as part of the consideration of the sale subject to the terms and conditions of this Agreement. The Deposit is non-refundable (except in the event of a Seller default or failure of a closing condition to be satisfied or waived under this Agreement) and shall be credited toward the Purchase Price or retained by Seller as liquidated damages, as the sole and exclusive remedy with respect to a default by Buyer hereunder; and (b) an additional amount of Two Million Three Hundred Thousand Dollars ($2,300,000.00), plus or minus the Working Capital Adjustment, to be paid in immediately available funds at Closing.

2.3          Additional Payment to Mirus Securities, Inc. In addition to the payment to be made in Section 2.2 hereof, Buyer agrees to pay Mirus Securities, Inc. the amount of One Hundred Fifty Thousand Dollars ($150,000.00) for its services provided in connection to this transaction provided, however, the payment to Mirus Securities, Inc. shall not be due unless the transaction is consummated.

2.4          Closing. The purchase and sale of the One Hundred Percent (100%) of the Shares provided in this Agreement (the “Closing”) shall take place at the offices of Wegman, Hessler & Vanderburg, 6055 Rockside Woods Blvd, Cleveland, OH 44131 on or about November 15, 2012 (but no later than November 21, 2012, as determined by the Buyer in the Buyer’s sole discretion), or at such other time and place as the parties may agree (“Closing Date”).

2.5          Working Capital Adjustment. (a) No later than the fourth Business Day prior to the Closing Date, the Sellers shall prepare and deliver to the Buyer an officer’s certificate, certifying as to the estimated Working Capital as of the close of business on the Sunday immediately preceding the Closing Date (the “Estimated Working Capital Amount”), which certificate shall be accompanied by a statement of the Estimated Working Capital Amount prepared from the books and records of the Company in accordance with Tax Accounting and in a manner consistent with the preparation of the Financial Statements. The Purchase Price payable at the Closing shall be increased, on a dollar for dollar basis, to the extent the Estimated Working Capital Amount is greater than zero (0), or decreased on a dollar for dollar basis, to the extent the Estimated Working Capital Amount is less than zero (0).

(b)           As soon as practicable, but in any event within 90 days after the Closing Date, the Buyer shall cause to be prepared and delivered to Sellers a statement (the “Final Adjustment Certificate”) certifying the amount of the Company’s Working Capital as of the close of business on the day preceding the Closing Date (the “Final Working Capital Amount”) prepared from the books and records of the Company in accordance with Tax Accounting, as applicable, and in a manner consistent with the preparation of the Financial Statements. The Final Adjustment Certificate shall certify the amount payable by the Buyer to Sellers, or by Sellers to the Buyer, pursuant to Section 2.5(a).

(c)           Upon receipt of the Final Adjustment Certificate, Sellers and its agents shall have the right during the succeeding 30-day period (the “Review Period”) to examine the Final Adjustment Certificate, and all books and records used to prepare such Final Adjustment Certificate. If Sellers disagree with the Buyer’s determination of the Final Working Capital Amount, it shall so notify the Buyer in writing (such notice, a “Disagreement Notice”) on or before the last day of the Review Period, which Disagreement Notice shall set forth a specific description of Sellers’ disagreement and the amount of the adjustment to the Final Working Capital Amount which Sellers believe should be made. If no Disagreement Notice is delivered within the Review Period, the Final Adjustment Certificate shall be deemed to have been accepted by the parties hereto. The Buyer will, and will cause the Company to, provide Sellers and its agents full access (during normal business hours and upon reasonable notice) to the books, ledgers, files, reports and operating records of the Company and the then current employees of the Company, and cooperate and assist Sellers in evaluating the Final Adjustment Certificate.

(d)           Dispute Resolution.

(i)            In the event that a Disagreement Notice is delivered in accordance with Section 2.5(c), the Buyer and Sellers shall attempt to resolve the objections set forth therein within 30 days of receipt of such Disagreement Notice. The objections set forth in the Disagreement Notice that are resolved by the Buyer and Sellers in accordance with this Section 2.5(d)(i) shall collectively be referred to herein as the “Resolved Objections.” The Final Working Capital Amount shall be adjusted to reflect any Resolved Objections.

(ii)           If the Buyer and Sellers are unable to resolve all the objections set forth in the Disagreement Notice within such 30-day period, they shall jointly appoint Maher & Co. and Cohen & Co., LLC within five days of the end of such 30-day period (the “CPA Firms”). The CPA Firms, working together and acting as experts and not as arbitrators, shall each review the objections set forth in the Disagreement Notice that are not Resolved Objections (collectively, the “Differences”). The CPA Firms each shall determine, based on the requirements set forth in this Section 2.5 and only with respect to Differences submitted to the CPA Firms, whether and to what extent the Final Working Capital Amount requires adjustment so as to be calculated in accordance with this Agreement. The CPA Firms each shall be instructed to make its determination within 15 days after their appointment. The fees and disbursements of the CPA Firms shall be borne by Sellers and the Buyer as is appropriate to reflect the relative fault of each in connection with the disputed items. The Buyer and Sellers shall, and the Buyer shall cause the Company to, provide to the CPA Firms full cooperation. The CPA Firms’ resolution of the Differences shall be conclusive and binding upon the parties, except in the case of manifest error. The Differences as resolved by the CPA Firms in accordance with this ection 2.5(d)(ii) shall collectively be referred to herein as the “CPA-Determined Differences.” The Final Working Capital Amount shall be adjusted to reflect any CPA-Determined Differences.

(e)           To the extent that the Final Working Capital Amount set forth in the Final Adjustment Certificate (as adjusted in accordance with any Resolved Objections and CPA-Determined Differences) differs from the Estimated Working Capital Amount, the adjustment to the Purchase Price initially made pursuant to Sections 2.5(a) and 2.5(b) shall be recalculated by the parties in accordance with Sections 2.5(a) and 2.5(b) by using the Final Working Capital Amount, in lieu of the Estimated Working Capital Amount.

(f)            On the third day following (or, if not a Business Day, on the next Business Day) the latest to occur of (x) the 30th day following receipt by Sellers of the Final Adjustment Certificate, (y) the resolution by the Buyer and Sellers of all objections set forth in the Disagreement Notice, if any, and (z) the resolution by the CPA Firms of all Differences, if any, the recalculation required by Section 2.5(e) shall be made and the Buyer shall pay to Sellers the amount of any increase in the Purchase Price beyond that received by Sellers at the Closing, or Sellers shall return to the Buyer the excess amount of the Purchase Price initially received by

Sellers at the Closing. Such payment shall be made (i) in the case of a payment to the Buyer, by Sellers by wire transfer of immediately available funds to a bank account or accounts designated by the Buyer and (ii) in the case of a payment to Sellers, by the Buyer by wire transfer of immediately available funds to a bank account or accounts designated by Sellers.

2.6          Closing Obligations.

(a)           Sellers will deliver to Buyer at the Closing:

(i)            Certificates representing One Hundred Percent (100%) of the Shares, duly endorsed (or accompanied by duly executed blank stock powers) for transfer to Buyer;

(ii)           A certificate executed by Sellers certifying that the Sellers’ Representations and Warranties in this Agreement were accurate in all respects as of the date of the this Agreement and are accurate in all respects as of the Closing Date as if made on the Closing Date;

(iii)          A copy of the Company’s Bylaws in substantially the form of Exhibit 2.6(a)(iii), attached hereto and incorporated herein by reference, accompanied by a copy of the resolution of the Company’s Shareholders adopting such Bylaws certified by the Company’s Secretary;

(iv)          A copy of the resolutions of the Company’s Shareholders and board of directors ratifying prior actions in substantially the form of Exhibit 2.6(a)(iv), attached hereto and incorporated herein by reference, certified by the Company’s Secretary; and

(v)           Evidence of the proper endorsement for transfer of the cancelled stock certificates in the Company’s stock record;

(b)           Buyer will deliver to Sellers at Closing:

(i)            Two Million Three Hundred Thousand Dollars ($2,300,000.00), plus or minus the Working Capital Adjustment payable as follows:

A.                 Buyer will pay, or cause to be paid, in full at the Closing (but not in excess of the Two Million Three Hundred Thousand and 00/100 Dollars ($2,300,000.00) the Shareholder Indebtedness as of the Closing Date. In order to facilitate such payment, no later than three (3) Business Days before the Closing, Sellers’ Representative shall obtain payoff letters for the repayment of the Shareholder Indebtedness, which payoff letters will indicate that the Company’s shareholder lenders have agreed to release immediately all applicable Liens relating to the assets and properties of the Company, if any, upon receipt of good funds for the respective payoff balances (collectively, the “Pay-Off Documents”).  The Shareholder

Indebtedness shall be paid via wire transfer in immediately available funds to the account specified in the Pay-Off Documents.

B.                 The balance of the Purchase Price shall be paid to Sellers’ Representative (for further distribution to the Sellers in accordance with the allocation set forth on Schedule 2.6(b)(i)B)) in immediately available cash funds by means of a wire transfer to an account or accounts as directed by Sellers’ Representative on Schedule 2.6(b)(i)(B) (the “Sellers’ Representative’s Account”).

(ii)           Written authorization to Resolutions Title Company ordering payment of the Deposit to Sellers’ Representative (for further distribution to the Sellers in accordance with the allocation set forth on Schedule 2.6(b)(i)B)) in immediately available cash funds by means of a wire transfer to the Sellers’ Representative’s Account.

(iii)          a certificate executed by Buyer to the effect that each of Buyer’s representations and warranties in this Agreement were accurate in all respects as of the date of this Agreement as are accurate in all respects as of the Closing Date as if first made on the Closing Date;

(iv)          Resolutions of the Buyer’s Board of Directors authorizing the Buyer’s execution, delivery, and performance of this Agreement.

SECTION 3
REPRESENTATIONS AND WARRANTIES OF SELLERS

Sellers, as an inducement to Buyer to enter into and perform this Agreement, jointly and severally represent and warrant to Buyer that the statements set forth in this Section 3 are true, correct and complete.

3.1          Organization and Good Standing.

(a)           Schedule 3.1(a), attached hereto and incorporated herein by reference, contains a complete and accurate list for Company of its name, its jurisdiction of incorporation, and its capitalization (including the identity of each stockholder and the number of shares held by each). The Company is a corporation duly organized, validly existing, and in good standing under the laws of Ohio, with full corporate power and authority to conduct its business as it is now being conducted, to own or use the properties and assets that it purports to own or use, and to perform all its obligations under Applicable Contracts. The Company conducts business only in the State of Ohio and is not required to be qualified to do business as a foreign corporation in any jurisdiction.

(b)           Within fifteen (15) days of the Execution of this Agreement, Sellers shall deliver to Buyer copies of the Organizational Documents of the Company, as currently in effect.

3.2          Authority; No Conflict.

(a)           This Agreement constitutes the legal, valid, and binding obligation of

Sellers, enforceable against Sellers in accordance with its terms. Sellers have the absolute and unrestricted right, power, authority, and capacity to execute and deliver the Agreement and to perform their obligations under this Agreement.

(b)           Neither the execution of this Agreement nor the consummation of performance of any Contemplated Transactions will, directly or indirectly (with or without notice or lapse of time):

(i)            contravene, conflict with, or result in a violation of (A) any provision of the Organizational Documents of the Company, or (B) any resolution adopted by the board of directors or the shareholders of the Company;

(ii)           Except for the Company’ state of Ohio Liquor Permit No. 8748401, the transfer of which shall be at Buyer’s sole cost, expense and risk, contravene, conflict with, or result in a violation of, or give any Governmental Body or other Person the right to challenge any of the Contemplated Transactions or to exercise any remedy or obtain any relief under, any legal requirement or any Order to which the Company or any Seller of any of the assets owned or used by the Company, may be subject;

(iii)          contravene, conflict with, or result in a violation of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate, or modify, any Governmental Authorization that is held by the Company or that otherwise relates to the business of, or any of the assets owned or used by, the Company;

(iv)          except for matters referred to in Section 13, cause the Company to become subject to, or to become liable for the payment of any Tax;

(v)           except for matters referred to in Section 13, cause any of the assets owned by the Company to be reassessed or revalued by any taxing authority or other Governmental Body;

(vi)          contravene, conflict with, or result in a violation or breach any provision of, or give any Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate, or modify, any Applicable Contract; or

(vii)         result in the imposition or creation of any Encumbrance upon or with respect to any of the assets owned or used by the Company.

3.3          Capitalization. The authorized equity securities of the Company consist of 500 shares of common stock, no par value per share (250 shares classified as non-voting and 250 shares classified as voting), of which 125 voting shares are issued and outstanding and constitute the Shares. The shareholders identified on Schedule 2.6(b)(i)(B) are and will be on the Closing Date the record and beneficial owners and holders of the Shares, free and clear of all Encumbrances. All of the outstanding equity securities of the Company are owned of record free and clear of all Encumbrance. No legend or other reference to any purported Encumbrance appears on any certificate representing equity securities of the Company. All of the outstanding equity securities of the Company have been duly authorized and validly issued and are fully paid and non-assessable. There are no Contracts relating to the issuance, sale or transfer of any equity securities or other securities of the Company. None of the outstanding equity securities of the Company were issued in violation of the Securities Act or any other Legal Requirement.

3.4          Financial Statements. The Financial Statements and notes thereto fairly present the financial condition, results of operations, changes in stockholders’ equity, and cash flow of the Company as at the respective dates of and for the periods referred to in such financial statements, all in accordance with Tax Accounting; and the financial statements referred to in this Section 3.4 reflect consistent application of such accounting principles throughout the periods involved, except as set forth on Schedule 3.4, attached hereto and incorporated herein by reference. No financial statements of any Person other than the Company is required by Tax Accounting to be included in the financial statements of the Company.

3.5          Books and Records. The books of account, minute books, stock record books, and other records of the Company, all of which shall be made available to Buyer within fifteen (15) days of the execution of this Agreement, are complete and correct and have been maintained in accordance with sound business practices. The minute books of the Company contain accurate and complete records of all meetings held by, and corporate action taken by, the stockholders, the Boards of Directors, and committees of the Boards of Directors of the Company, and no meeting of any such stockholders, Board of Directors, or committee has been held for which minutes have not been prepared and are not contained in such minute books. At the Closing, all of these books and records will be in the possession of the Company.

3.6          Title; Condition of Properties.

(a)           Except for Permitted Exceptions and as set forth on Schedule 3.6, attached hereto and incorporated herein by reference, the Company has good and marketable title, free and clear of any material liens, claims, charges, options or other title defects or encumbrances, to each piece of real and personal property reflected in the Financial Statements or otherwise owned by the Company and to each piece of real and personal property acquired by the Company since April 30, 2012, except such properties as have been disposed of since such date and for fair value in the Ordinary Course of Business. Schedule 3.6 contains a complete and accurate summary list of all such real property (collectively, the “Real Estate”)(including the approximate acreage of each parcel of such real property, the location thereof, the legal description, the use of which it is put by the Company and nature of any improvements thereof), and lists of all existing title insurance policies and surveys, if any (true and complete copies of which shall be delivered to Buyer within thirty (30) days of the execution of this Agreement). Except for ordinary wear and tear, each item of personal property owned by the Company or used by the Company in connection with its Ordinary Course of Business is in good operation condition and repair and is in adequate and suitable condition for the purpose for which it is presently being used.

(b)           The buildings, structures, other improvements and operations (collectively, the “Building and Operations”) utilized by the Company including those with respect to the Real Estate and each parcel of real property leased by the Company (collectively, the “Leased Property”) conform in all material respects with all applicable restrictive covenants, deeds and restrictions, and all applicable Government Body laws, ordinances and regulations (including those related to zoning and environmental protection) and the Buildings and Operations do not encroach on, and are not encroached on by, property of others. All certificates of occupancy, permits, licenses, franchisees, approvals and authorizations (collectively, the “Permits”) of all Government Bodies having jurisdiction over the Building and Operations and from all insurance companies and fire rating and similar boards and organizations (collectively, the “Insurance Organizations”) required to have been issued to the Company to enable the Buildings and Operations to be lawfully occupied and used, have been lawfully issued and are, as of the date hereof, in full force and effect. The Company has not received or been informed by a third party of a receipt by it of any notice from any Government Body having jurisdiction over the Buildings and Operations or from any Insurance Organization threatening a suspension, revocation, modification or cancellation of any Permit or of any policy of liability and casualty insurance heretofore contracted for by the Company and there is no basis for the issuance of any such notice or the taking of any such notice.

(c)           The Company is the owner in fee simple of all right, title and interest in and to the Real Estate. Except as set forth on Schedule 3.6, there are (i) no existing or alleged violations of any applicable zoning, or building, fire, health or other code as the Real Estate; (ii) except for routine, ordinary maintenance and equipment no longer in service, to Sellers’ Knowledge, no defects in or need for repair to any portion of the Real Estate including, without limitations, the roofing, plumbing, heating, air conditioning or electrical systems appurtenant to any improvement located thereon; (iii) to Sellers’ Knowledge no pending or existing assessments for benefits or betterments which affect the Real Estate; and (iv) no notices which any Seller or the Company has received from or on behalf of any insurance carrier presently insuring the Real Estate that insurance rates will be increased, that policies will not be renewed, or that material alterations to any improvements on the Real Estate are necessary or required by such carrier. All buildings and operations of the Company which are subject to the Occupational Safety and Health Act of 1970, as amended, comply in all material respects with employee working conditions as prescribed by such act.

(d)           The Company has a valid and binding lease on each piece of Leased Property and leased personal property listed on Schedule 3.6 (a complete copy of each of such leases shall be delivered to Buyer within fifteen (15) days after the execution of this Agreement) which constitutes all the personal property leased by the Company used in the Business. Each lease set forth on Schedule 3.6 is in full force and effect; all rents and additional rents due to date on each such lease have been paid; in each case, the Company has been in peaceable possession since the commencement of the original term of such lease and is not in default thereunder and no waiver, indulgence or postponement of the Company’s obligations thereunder has been granted by the lessor thereunder; and there exists no event of default or event, occurrence, condition or act (including the purchase of the Shares hereunder) which would become a default under such conditions under any such lease in any respect, and all of the covenants to be performed by any other party under such lease have been fully performed. Except for ordinary wear and tear, the property leased by the Company is in good operating condition and repair and is suitable for the purposes for which it is presently being used. There is no default under any such lease by any party thereto, and there is no pending or, to Sellers’ Knowledge, threatened proceedings which might interfere with the quiet enjoyment of the Company under any such lease. Except as set forth on Schedule 3.6, there is no underlying mortgage, deed of trust, lease, grant of term or other estate in or interest affecting any Leased Property which is superior to the interests of the Company as lessee under the applicable real property lease and the Company holds the leasehold estate under and interest in each real property lease free and clear of liens, encumbrances and other matters affecting title thereto.

3.7          Accounts Receivable. All accounts receivable of the Company that are reflected on the Financial Statements or on the accounting records of the Company as of the Closing Date (collectively, the “Accounts Receivable”) represent or will represent valid obligations arising from sales actually made or services actually performed in the Ordinary Course of Business. There is no contest, claim, or right of set-off, other than returns in the Ordinary Course of Business, under any Contract with any obligor of an Accounts Receivable relating to the amount or validity of such Accounts Receivable.

3.8          Inventory and Depletions. All inventory of the Company, whether or not reflected in the Financial Statements, consists of a quality and quantity usable and salable in the Ordinary Course of Business, except for obsolete items and items of below-standard quality, all of which have been or will be written off or written down to net realizable value on the Financial Statements or on the accounting records of the Company as of the Closing Date, as the case may be. All inventories not written off have been priced at the lower of cost or market on a last in, first out basis. Schedule 3.8, attached hereto and incorporated herein by reference, contains an accurate and complete schedule of such inventory items.

3.9          No Undisclosed Liability. Except as set forth on Schedule 3.9, attached hereto and incorporated herein by reference, the Company has no liabilities or obligations of any nature (whether known or unknown and whether absolute, accrued, or to the Knowledge of Sellers, contingent or otherwise) except for liabilities or obligations reflected or reserved against in the Financial Statements and current liabilities incurred in the Ordinary Course of Business since April 30, 2012. Except as set forth on Schedule 3.9, none of the Sellers nor any employee of the Company has any claims against the Company other than claims for compensation earned but not yet paid and unreimbursed business expenses arising in the Ordinary Course of Business.

3.10        Taxes.

(a)           The Company has filed or caused to be filed on a timely basis all Tax Returns that are or were required to be filed by or with respect to it. Sellers have delivered to Buyer copies of all such Tax Returns filed for fiscal years ending April 30, 2010, April 30, 2011 and April 30, 2012. The Company has paid, or made provision for the payment of, all Taxes that have or may have become due pursuant to those Tax Returns or otherwise (excepting matters referred to in Section 13), or pursuant to any assessment received by Sellers, except such Taxes, if any, as are listed on Schedule 3.10, and are being contested in good faith and as to which adequate reserves (determined in accordance with Tax Accounting) have been provided in the Financial Statements.

(b)           The charges, accruals, and reserves with respect to Taxes on the respective books of the Company are adequate (determined in accordance with Tax Accounting) and are at least equal to that Company’s pre-Closing liability for Taxes. There exists no proposed tax assessment against the Company except as set forth in Schedule 3.10. No consent to the application of Section 341(f)(2) of the IRC has been filed with respect to any property or assets held, acquired, or to be acquired by the Company. All Taxes that the Company is or was required by Legal Requirements to withhold or collect have been duly withheld or collected and, to the extent required, have been paid to the proper Governmental Body or other Person.

(c)           Except as set forth on Schedule 3.10, all Tax Returns filed by (or that include on a consolidated basis) the Company are true, correct, and complete and correctly reflect the Company’s taxable income for the periods covered by such Tax Returns. There is no tax sharing agreement that will require any payment by the Company after the date of this Agreement. The Company has not, or within the five-year period preceding the Closing Date, been an “S” corporation.

3.11        No Material Adverse Change. Since April 30, 2012, there has not been any Material Adverse Change in the business, operations, properties, prospects, assets, or condition of the Company, and no event has occurred or circumstance exists that may result in such a Material Adverse Change.

3.12        Employee Benefits.

(a)           As used in Section 3.12, the following terms have the meanings set forth below:

“Employer” means the Company together with any ERISA Affiliate of the Company.

“ERISA Affiliate” means any other Person that, together with the Company, is or was treated as a single employer under IRC § 414 at any time within the preceding five years.

“Multiemployer Plan” means a multiemployer plan as defined in ERISA § 3(37).

“Other Benefit Obligation” means any agreement, plan, arrangement, policy, practice or obligation of the Company or any ERISA Affiliate to provide benefits, other than salary or wages, to present or former directors or employees of the Employer, other than obligations which are Plans. Other Benefit Obligations may include but are not limited to stock option or incentive plans or other stock based compensation arrangements that are not Plans.

“Pension Plan” means an employee pension benefit plan as defined in ERISA § 3(2), including but not limited to each pension, profit sharing, retirement, deferred compensation (qualified or non-qualified) or other similar plan.

“Plan” means each Pension Plan and each Welfare Plan maintained by any of the Company or any ERISA Affiliate or to which the Company or any ERISA Affiliate contributes or has contributed within the preceding five-year period.

“Welfare Plan” means an employee welfare benefit plan as defined in ERISA § 3(1).

(b)           Schedule 3.12(b), attached hereto and incorporated herein by reference contains a complete and accurate lists of each Plan and other Benefit Obligation of the Company and of each ERISA Affiliate, respectively.

(c)           Except as set forth on Schedule 3.12(c), attached hereto and incorporated herein by reference, within fifteen (15) days of the execution of this Agreement the Company and Sellers shall make available to Buyer:

(i)            A true and complete copy of each Plan document and Summary Plan Description for each Plan, and all amendments thereto, and each trust agreement, insurance policy, annuity contract or other investment contract relating to each Plan;

(ii)           all documents and summaries relating to each Other Benefit Obligation, and a written description of any Other Benefit Obligation that is not otherwise described in writing;

(iii)          all personnel and employment manuals or policies;

(iv)          all contracts with third party administrators, investment managers and consultants for services relating to any Plan or Other Benefit Obligation;

(v)           all records relating to IRS or Department of Labor audits of any Plan within the preceding five years;

(vi)          a copy of the most recent annual report (Form 5500 or Form 5500-C/R) for each Plan, including all required schedules, attachments and reports of an independent auditor, when applicable; and

(vii)         for each Plan that is intended to be a qualified plan within the meaning of IRC § 401(a), a copy of the most recent IRS determination letter and a copy of the most recent annual valuation report including individual participant account information and the results of all required compliance testing.

(d)           Except as set forth on Schedule 3.12(d), attached hereto and incorporated herein by reference:

(i)            Each Plan which is a Pension Plan that is intended to be a qualified plan under IRC § 401 (a) complies in all material respects, both in form and in operation, with the requirements of IRC § 401(a). No event has occurred and no circumstance exists that could give rise to disqualification or loss of the tax-exempt status of any such Plan.

(ii)           Each Plan is being operated and administered in all material respects in compliance with the applicable requirements of ERISA, including but not limited to the requirements of ERISA § 601 et seq. and ERISA § 701 et seq., if applicable.

(iii)          All filings required by ERISA or the IRC as to each Plan have been timely filed and all notices and other information required by ERISA or the IRC to be provided to Plan participants have been provided on a timely basis.

(iv)          To the Knowledge of the Sellers, there have been no nonexempt prohibited transactions within the meaning of ERISA § 406 and IRC S 4975 involving the assets of any Plan.

(v)           All required employer contributions to each Plan have been made when due.

(vi)          There are no pending or, to the Knowledge of the Sellers, no threatened investigations or claims by the IRS or Department or Labor or any other governmental agency relating to any of the Plans.

(vii)         There are no pending or, to the Knowledge of the Sellers, any threatened suits or proceedings against or involving any Plan or Other Benefit Obligation, or asserting any rights to or claims for benefits under any Plan or Other Benefit Obligation, other than claims for benefits in the normal course.

(e)           Neither the Company nor any ERISA Affiliate now maintains or has at any time maintained a Pension Plan that is subject to the funding requirements of IRC § 412 and ERISA § 302, other than a Multiemployer Plan.

(f)            Schedule 3.12(f), attached hereto and incorporated herein by reference, contains a complete and accurate list of each Multiemployer Plan to which the Company or any ERISA Affiliate now contributes or has contributed at any time within the preceding five years. No withdrawal or partial withdrawal has occurred for which the Employer has incurred or may incur withdrawal liability to any such Multiemployer Plan under ERISA § 4201. Except as provided on Schedule 3.12(f), with respect to each such Multiemployer Plan the Company and Sellers have provided Buyer with copies of all collective bargaining agreements setting forth the Employer’s obligation to contribute to such Multiemployer Plan and copies of all correspondence, if any, with respect to the Company’s withdrawal liability under such Multiemployer Plan.

(g)           Except as set forth on Schedule 3.12(g), attached hereto and incorporated herein by reference, no employee of the Company will be entitled to any additional benefits or any acceleration of the time of payment or vesting of any benefits under any Plan or Other Benefit Obligation as a result of the transactions contemplated by this Agreement.

(h)           Except as set forth on Schedule 3.12(h), attached hereto and incorporated herein by reference, none of the Company or any ERISA Affiliate has any obligation to provide welfare benefits of any kind to retired or former employees other than continuation of health insurance required by IRC § 4980B and ERISA § 601 et seq.

3.13        Compliance with Legal Requirements; Governmental Authorizations.

(a)           Except as set forth in Schedule 3.13, attached hereto and incorporated herein by reference:

(i)            The Company is, and at all times since January 1, 2008 has been, in full compliance with each Legal Requirement that is or was applicable to it or to the conduct or operation of its business or the ownership or use of any of its assets;

(ii)           no event has occurred or circumstance exists that (with or without notice or lapse of time) (A) may constitute or result in a violation by the Company of, or a failure on the part of the Company to comply with, any Legal Requirement, or (B) may give rise to any obligation on the part of the Company to undertake, or to bear all or any portion of the cost of, any remedial action of any nature; and

(iii)          the Company has received, at any time since January 1, 2008, any notice or other written communication from any Governmental Body or any other Person regarding (A) any actual, alleged, possible, or potential violation of, or failure to comply with, any Legal Requirement, or (B) any actual, alleged, possible, or potential obligation on the part of the Company to undertake, or to bear all or any portion of the cost of, any remedial action of any nature.

(b)           Schedule 3.13 contains a complete and accurate list of each Governmental Authorization that is held by the Company or that otherwise relates to the business of, or to any of the assets owned or used by, the Company. Each Governmental Authorization listed or required to be listed on Schedule 3.13 is valid and in full force and effect. Except as set forth on Schedule 3.13:

(i)            the Company is, and at all times since January 1, 2008 has been, in full compliance with all of the material terms and requirements of each Governmental Authorization identified or required to be identified on Schedule 3.13;

(ii)           no event has occurred or circumstance exists that may (with or without notice or lapse of time) (A) constitute or result directly or indirectly in a violation of or a failure to comply with any term or requirement of any Governmental Authorization listed or required to be listed on Schedule 3.13 or (B) result directly or indirectly in the revocation, withdrawal, suspension, cancellation, or termination of, or any modification to, any Governmental Authorization listed or required to be listed on Schedule 3.13;

(iii)          the Company has not received, at any time since January 1, 2008, any notice or other written communication from any Governmental Body or any other Person regarding (A) any actual, alleged, possible, or potential violation of or failure to comply with any term or requirement of any Governmental Authorization, or (B) any actual, proposed, possible, or potential revocation, withdrawal, suspension, cancellation, termination of, or modification to any Governmental Authorization; and

(iv)          all applications required to have been filed for the renewal of the Governmental Authorizations listed or required to be listed on Schedule 3.13 have been duly filed on a timely basis with the appropriate Governmental Bodies, and all other filings required to have been made with respect to such Governmental Authorizations have been duly made on a timely basis with the appropriate Governmental Bodies.

The Governmental Authorizations listed on Schedule 3.13 collectively constitute all of the Governmental Authorizations necessary to permit the Company to lawfully conduct and operate its business in the manner as it currently conducts and operates such business and to permit the Company to own and use its assets in the manner in which they currently own and use such assets.

3.14        Legal Proceedings.

(a)           Except as set forth on Schedule 3.14, attached hereto and incorporated herein by reference, there is no pending proceeding:

(i)            that has been commenced by or against the Company or that otherwise relates to or may affect the business of, or any of the assets owned or used by, the Company; or

(ii)           that challenges, or that may have the effect of preventing, delaying, making illegal, or otherwise interfering with, any of the Contemplated Transactions.

To the Knowledge of Sellers, (1) no such Proceeding has been Threatened, and (2) no event has occurred or circumstances exists that may give rise to or serve as a basis for the commencement of any such Proceeding. Within fifteen (15) days of the execution of this Agreement, Sellers shall deliver to Buyer copies of all pleadings, correspondence, and other documents related to each Proceeding listed on Schedule 3.14. The Proceedings listed on Schedule 3.14 will not have a material adverse effect on the business, operations, assets, condition or prospects of any Company

(b)           Except as set forth on Schedule 3.14:

(i)            there is no Order to which the Company, or any of the assets owned or used by the Company, is subject;

(ii)           none of Sellers is subject to any Order that relates to the business of, or any of the assets owned or used by, the Company; and

(iii)          to the Knowledge of Sellers, no officer, director, agent, or employee of the Company is subject to any Order that prohibits such officer, director, agent, or employee from engaging in or continuing any conduct, activity, or practice relating to the business of the Company.

(c)           Except as set forth on Schedule 3.14:

(i)            the Company is, and at all times since January 1, 2008 has been, in full compliance with all of the terms and requirements of each Order to which it, or any of the assets owned or used by it, is or has been subject;

(ii)           no event has occurred or circumstance exists that may constitute or result in (with or without notice or lapse of time) a violation of or failure to comply with any term or requirement of any order to which the Company, or any of the assets owned or used by the Company, is subject; and

(iii)          the Company has not received, at any time since January 1, 2008, any notice or other written communication from any Governmental Body or any other Person regarding any actual, alleged, possible, or potential violation of, or failure to comply with, any term or requirement of any Order to which the Company, or any of the assets owned or used by the Company, is or has been subject.

(d)           None of the Sellers is a party to or subject to any pending Proceeding relating to the Company, its business, the Shares or the Contemplated Transaction, and, to Sellers’ Knowledge, no such Proceeding is Threatened by or against any or all of them.

3.15        Absence of Certain Changes and Events. Except as set forth on Schedule 3.15 since the date of the Financial Statement as of April 30, 2012, the Company has conducted its business only in the Ordinary Course of Business and there has not been any:

(a)           change in any of the Company’s authorized or issued capital stock; grant of any stock option or right to purchase shares of capital stock of the Company; issuance of any security convertible into such capital stock; grant of any registration rights; purchase, redemption, retirement, or other acquisition by the Company of any shares of any such capital stock; or declaration or payment of any dividend or other distribution or payment in respect of shares of capital stock;

(b)           amendment to the Organizational Documents of the Company;

(c)           other than bonuses for the fiscal year ended April 30, 2012, payment or increase by the Company of any bonuses, salaries, or other compensation to any stockholder,

director, officer, or (except in the Ordinary Course of Business) employee or entry into any employment, severance, or similar Contract with any director, officer, or employee;

(d)           adoption of, or increase in the payments to or benefits under, any profit sharing, bonus, deferred compensation, savings, insurance, pension, retirement, or other employee benefit plan for or with any employees of the Company;

(e)           damage to or destruction or loss of any asset or property of the Company, whether or not covered by insurance, materially and adversely affecting the properties, assets, business, financial condition, or prospects of the Company, taken as a whole;

(f)            entry into, termination of, or receipt of notice of termination of or poor performance under (i) any Supplier Contract or any other license, distributorship, dealer, franchise, sales representative, joint venture, credit, or similar agreement (whether written or oral), or (ii) any Contract or transaction involving a total remaining commitment by or to the Company of at least Ten Thousand Dollars ($10,000.00) other than amounts owed to suppliers in the Ordinary Course of Business;

(g)           sale (other than sales of inventory in the Ordinary Course of Business), lease, or other disposition of any asset or property of the Company or mortgage, pledge, or imposition of any lien or other encumbrance on any material asset or property of the Company, including the sale, lease, or other disposition of any of the Intellectual Property Assets;

(h)           cancellation or waiver of any claims or rights with a value to the Company in excess of Ten Thousand Dollars ($10,000.00);

(i)            material change in the accounting methods used by the Company;

(j)            any capital expenditure or commitment to make a capital expenditure by the Company in excess of Ten Thousand Dollars ($10,000.00) in the case of individual capital expenditures or Fifty Thousand Dollars ($50,000.00) in the case of aggregate capital expenditures;

(k)           any extension or request for extension of the term of any real property lease to which any Company is a party; or

(l)            agreement, whether oral or written, by the Company to do any of the foregoing.

3.16        Contracts; No Defaults.

(a)           Schedule 3.16, attached hereto and incorporated herein by reference contains a complete and accurate list, and within fifteen (15) days of the execution of this Agreement, Sellers shall deliver to Buyer true and accurate copies, of:

(i)            each Applicable Contract that involves performance of services or delivery of goods or materials by the Company of an amount or value in excess of Ten Thousand Dollars ($10,000.00);

(ii)           each Applicable Contract that involves performance of services or delivery of goods or materials to the Company of an amount or value in excess of Ten Thousand Dollars ($10,000.00);

(iii)          each Applicable Contract that was not entered into in the Ordinary Course of Business and that involves expenditures or receipts of the Company in excess of Five Thousand Dollars ($5,000.00);

(iv)          each lease, rental or occupancy agreement, license, installment and conditional sale agreement, and other Applicable Contract affecting the ownership of, leasing of, title to, use of, or any leasehold or other interest in, any real or personal property (except personal property leases and installment and conditional sales agreements having a value per item or aggregate payments of less than of Five Thousand Dollars ($5,000.00) and with terms of less than one year);

(v)           each licensing agreement or other Applicable Contract with respect to patents, trademarks, copyrights, or other intellectual property, including agreements with current or former employees, consultants, or contractors regarding the appropriation or the non-disclosure of any of the Intellectual Property Assets;

(vi)          each collective bargaining agreement and other Applicable Contract or other agreements (including side letters) with any labor union or other employee representative of a group of employees;

(vii)         each joint venture, partnership, and other Applicable Contract (however named) involving a sharing of profits, losses, costs, or liabilities by the Company with any other Person;

(viii)        each Applicable Contract containing covenants that in any way purport to restrict the business activity of the Company or limit the freedom of the Company to engage in any line of business or to compete with any Person;

(ix)          each Applicable Contract providing for payments to or by any Person based on sales, purchases, or profits, other than direct payments for goods;

(x)           each power of attorney that is currently effective and outstanding;

(xi)          each Applicable Contract entered into other than in the Ordinary Course of Business that contains or provides for an express undertaking by the Company to be responsible for consequential damages;

(xii)         each Applicable Contract for capital expenditures in excess of Five Thousand Dollars ($5,000.00);

(xiii)        each written warranty, guaranty, and or other similar undertaking with respect to contractual performance extended by the Company other than in the Ordinary Course of Business;

(xiv)        each amendment, supplement, and modification (whether oral or written) in respect of any of the foregoing.

(b)           Except as set forth on Schedule 3.16:

(i)            the Company is, and at all times since January 1, 2010, has been, in material compliance with all applicable terms and requirements of each Applicable Contract under which the Company has or had any obligation or liability or by which the Company or any of the assets owned or used by the Company is or was bound;

(ii)           no event has occurred or circumstance exists that (with or without notice or lapse of time) may contravene, conflict with, or result in a violation or breach of, or give the Company or other Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate, or modify, any Applicable Contract; and

(iii)          the Company has not given to or received from any other Person, at any time since January 1, 2010, any notice or other written communication regarding any actual, alleged, possible, or potential violation or breach of, or default under, any Contract.

(c)           There are no renegotiations of, attempts to renegotiate, or outstanding rights to renegotiate any material amounts paid or payable to the Company under current or completed Contracts with any Person and no such Person has made written demand for such renegotiation.

(d)           The Contracts relating to the sale, design, manufacture, or provision of products or services by the Company has been entered into in the Ordinary Course of Business and have been entered into without the commission of any act alone or in concert with any other Person, or any consideration having been paid or promised, that is or would be in violation of any Legal Requirement.

3.17        Insurance.

(a)           Schedule 3.17, attached hereto and incorporated herein by reference, contains a complete and accurate list, and within fifteen (15) days of the execution of this Agreement, Sellers shall deliver to Buyer:

(i)            true and complete copies of all policies of insurance to which the Company is a party or under which the Company, or any director, officer, employee, or agent of the Company, is or has been covered at any time within the three years preceding the date of this Agreement; and

(ii)           true and complete copies of all pending applications for policies of insurance.

(b)           Schedule 3.17, attached hereto and incorporated herein by reference, describes:

(i)            any self-insurance arrangement by or affecting the Company, including any reserves established thereunder;

(ii)           any contract or arrangement, other than a policy of insurance, for the transfer or sharing of any risk by the Company; and

(iii)          all obligations of the Company to third parties with respect to insurance (including such obligations under leases and service agreements) and identifies the policy under which such coverage is provided.

(c)           Schedule 3.17 sets forth (or indicates why the following information is not available to the Company), by year, for the current policy year and each of the three (3) preceding policy years:

(i)            a summary of the loss experience under each insurance policy;

(ii)           a statement describing each claim under an insurance policy for an amount in excess of Five Thousand Dollars ($5,000.00), which sets forth:

(A)          the name of the claimant;

(B)          a description of the policy by insurer, type of insurance, and period of coverage; and

(C)          the amount and a brief description of the claim; and

(iii)          a statement describing the loss experience for all claims that were self-insured, including the number and aggregate cost of such claims.

(c)           Except as set forth on Schedule 3.17:

(i)            All policies to which the Company is a party or that provide coverage to either Seller, the Company, or any director or officer of the Company:

(A)          will continue in full force and effect following the consummation of the Contemplated Transactions; and

(B)          except for the Company’s workers’ compensation insurance, liability insurance, and business interruption insurance, do not provide for any retrospective premium adjustment or other experienced based liability on the part of the Company.

(ii)           None of the Sellers or Company has received (A) any refusal of coverage or any notice that a defense will be afforded with reservation of rights, or (B) any notice of cancellation or any other indication that any insurance policy is no longer in full force or effect or will not be renewed or that the issuer of any policy is not willing or able to perform its obligations thereunder.

(iii)          The Company has paid all premiums due, and has otherwise performed all of its respective obligations, under each policy to which the Company is a party or that provides coverage to the Company or director thereof.

(iv)          The Company has given notice to the insurer of all claims it has Knowledge of that may be insured thereby.

3.18        Environmental Matters: Except as set forth on Schedule 3.18, attached hereto and incorporated herein by reference:

(a)           The Company is, and at all times has been, in material compliance with all Environmental Laws. None of the Sellers or Company has received, any actual or Threatened order, notice, or other written communication from (i) any Governmental Body or private citizen acting in the public interest, or (ii) the current or prior owner or operator of any Facilities, of any actual or potential violation or failure to comply with any Environmental Law, or of any actual or Threatened obligation to undertake or bear the cost of any Environmental, Health, and Safety Liabilities with respect to any of the Facilities or any other properties or assets (whether real, personal, or mixed) in which Sellers or the Company has had an interest.

(b)           None of the Sellers or the Company has received, any citation, directive, inquiry, notice, Order, summons, warning, or other communication that relates to any alleged, actual, or potential obligation to undertake or bear the cost of any Environmental, Health, and Safety Liabilities with respect to any of the Facilities or any other properties or assets (whether real, personal, or mixed) in which Sellers or the Company had an interest, or with respect to any property or facility to which Hazardous Materials generated, manufactured, refined, transferred, imported, used, or processed by Sellers, the Company, or any other Person for whose conduct they are or may be held responsible, have been transported, treated, stored, handled, transferred, disposed, recycled, or received.

(c)           To the Knowledge of Sellers, none of the Sellers or the Company has any Environmental, Health, and Safety Liabilities with respect to the Facilities or with respect to any other properties and assets (whether real, personal, or mixed) in which Sellers or the Company (or any predecessor), has or had an interest, or at any property geologically or hydrologically adjoining the Facilities or any such other property or assets.

(d)           To Sellers’ Knowledge there are no Hazardous Materials present on or in the Environment at the Facilities, including any Hazardous Materials contained in barrels, above or underground storage tanks, landfills, land deposits, dumps, equipment (whether moveable or fixed) or other containers, either temporary or permanent, and deposited or located in land, water, sumps, or any other part of the Facilities or such adjoining property, or incorporated into any structure therein or thereon except for Hazardous Materials in such amounts as are customarily found in business operation such as those conducted by the Company. None of the Sellers, the Company, or, to the Knowledge of Sellers, any other Person, has permitted or conducted, or is aware of, any Hazardous Activity conducted with respect to the Facilities or any other properties or assets (whether real, personal, or mixed) in which Sellers or the Company has or had an interest.

(e)           There has been no Release of any Hazardous Materials at or from the Facilities or at any other locations where any Hazardous Materials were generated, manufactured, refined, transferred, produced, imported, used, or processed from or by the Facilities, or from or by any other properties and assets (whether real, personal, or mixed) in which Sellers or the Company has or had an interest.

(f)            Within fifteen (15) days of the execution of this Agreement, the Company shall deliver to Buyer true and complete copies and results of any reports, studies, analyses, tests, or monitoring possessed or initiated by Sellers or the Company pertaining to Hazardous Materials or Hazardous Activities in, on, or under the Facilities, or concerning compliance by Sellers, the Company, or any other Person for whose conduct they are or may be held responsible, with Environmental Laws.

3.19        Employees.

(a)           Schedule 3.19, attached hereto and incorporated herein by reference, contains a complete and accurate list of the following information for each permanent, full time employee or director of the Company as of October 1, 2012, including each employee on leave of absence or layoff status: employer; name; job title; current compensation paid or payable and any change in compensation since September 30, 2011 (other than changes in commission rates applicable to sales personnel); vacation accrued (other than accrued vacation for sales personnel); and service credited for purposes of eligibility to participate under any vacation plan.

(b)           No officer or director of the Company is a party to, or is otherwise bound by, any agreement or arrangement, including any confidentiality, noncompetition, or proprietary rights agreement, between such employee or director and any other Person (“Proprietary Rights Agreement”) that in any way adversely affects or will affect (i) the performance of his duties as an employee or director of the Company, or (ii) the ability of the Company to conduct its business, including any Proprietary Rights Agreement with Sellers or the Company by any such employee or director. To Sellers’ Knowledge, no director, officer, or other key employee of the Company intends to terminate his employment with such Company.

(c)           The Company is not obligated to pay or provide any pension benefit, pension option election, retiree medical insurance coverage, retiree life insurance coverage, or other benefits to any retired employee or director of the Company.

3.20        Labor Relations; Compliance. Except as set forth on Schedule 3.20, attached hereto and incorporated herein by reference, since January 1, 2008, there has not been, there is not presently pending or existing, and there is not Threatened, (a) any strike, slowdown, picketing, work stoppage, or employee grievance process, (b) any Proceeding against or affecting the Company relating to the alleged violation of any Legal Requirement pertaining to labor relations or employment matters, including any charge or complaint filed by an employee or union with the National Labor Relations Board, the Equal Employment Opportunity Commission, or any comparable Governmental Body, organizational activity, or other labor or employment dispute against or affecting the Company or its premises, or (c) any application for certification of a collective bargaining agent. No event has occurred or circumstance exists that could provide the basis for any work stoppage or other labor dispute. There is no lockout of any employees by the Company, and no such action is contemplated by the Company. The Company has complied in all respects with all Legal Requirements relating to employment, equal employment opportunity, nondiscrimination, immigration, wages, hours, benefits, collective bargaining, the payment of social security and similar taxes, occupational safety and health, and plant closing. The Company is not liable for the payment of any compensation, damages, taxes, fines, penalties, or other amounts, however designated, for failure to comply with any of the foregoing Legal Requirements.

3.21        Intellectual Property.

(a)           Intellectual Property Assets. The term “Intellectual Property Assets” includes:

(i)            the names “Sycamore Lake, Inc.” and “Alpine Valley Ski Area” all fictional business names, trade names, registered and unregistered trademarks, service marks, and applications (collectively “Marks”);

(ii)           all patents, patent applications, and inventions and discoveries that may be patentable (collectively, “Patents”);

(iii)          all copyrights in both published works and unpublished works (collectively, “Copyrights”); and

(iv)          all know-how, trade secrets, confidential information, customer lists, software, technical information, data, process technology, plans, drawings, and blue prints (collectively, “Trade Secrets”) owned, used, or licensed by the Company as licensee or licenser.

(b)           Agreements.  Schedule 3.21 contains a complete and accurate list and summary description, including any royalties paid or received by the Company, of all Contracts relating to the Intellectual Property Assets to which the Company is a party or by which the Company is bound, except for any license implied by the sale of a product and perpetual, paid-up licenses for commonly available software programs with a value of less than Five Hundred Dollars ($500.00) under which the Company is the licensee. There are no outstanding and, to Sellers’ Knowledge, no Threatened disputes or disagreements with respect to any such agreement.

(c)           Know-How Necessary for the Business. The Intellectual Property Assets are all those necessary for the operation of the Company’s business as it is currently conducted.

The Company is the owner of all right, title, and interest in and to each of the Intellectual Property Assets, free and clear of all liens, security interests, charges, encumbrances, equities, and other adverse claims, and has the right to use without payment to a third party all of the Intellectual Property Assets.

(d)           Patents. The Company does not own or is the licensee of any Patents.

(e)           Trademarks. The Company does not own or is the licensee of any Marks.

(f)            Copyrights. The Company does not own or hold any Copyrights.

3.22        Certain Payments. Since January 1, 2008, neither the Company nor any director, officer, agent, or employee of the Company, or any other Person associated with or acting for or on behalf of the Company, has directly or indirectly (a) made any contribution, gift, bribe, rebate, payoff, influence payment, kickback, or other payment to any Supplier or employee of a Supplier (other than payments by the Company for entertainment expenses in the Ordinary Course of Business), or (b) established or maintained any fund or asset that has not been recorded in the books and records of the Company.

3.23                        Disclosure.

(a)           No representation or warranty of Sellers in this Agreement omits to state a material fact necessary to make the statements herein or therein, in light of the circumstances in which they were made, not misleading.

(b)           No notice given pursuant to Section 5.5 will contain any untrue statement or omit to state a material fact necessary to make the statements therein or in this Agreement, in light of the circumstances in which they were made, not misleading.

(c)           There is no fact known to any of the Sellers that has specific application to either Seller or the Company (other than general economic or industry conditions) and that materially adversely affects the assets, business, prospects, financial condition, or results of operations of the Company that has not been set forth in this Agreement.

3.24        Relationships with Related Persons. Except as set forth on Schedule 3.24, attached hereto and incorporated herein by reference, none of the Sellers or any Related Person of Sellers or the Company has, or has had any interest in any property (whether real, personal, or mixed and whether tangible or intangible) used in or pertaining to the Company’s business. Except as set forth on Schedule 3.24, none of the Sellers or any Related Person of Sellers or the Company is or has owned (of record or as a beneficial owner) an equity interest or any other financial or profit interest in, a Person that has (i) had business dealings or a material financial interest in any transaction with the Company or (ii) engaged in competition with the Company with respect to any line of the products or services of the Company (a “Competing Business”) in any market presently served by the Company. Except as set forth in Schedule 3.24, none of the Sellers or any Related Person of Sellers or the Company is a party to any Contract with, or has any claim or right against, the Company.

3.25        Brokers or Finders. Sellers and their agents have incurred no obligation or liability, contingent or otherwise, for brokerage or finders’ fees or agents’ commissions or other similar payment in connection with this Agreement.

SECTION 4
REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to Sellers as follows:

4.1          Organization and Good Standing. Buyer is a corporation duly organized, validly existing, and in good standing under the laws of the State of Missouri

4.2          Authority; No Conflict.

(a)           This Agreement constitutes the legal, valid, and binding obligation of Buyer, enforceable against Buyer in accordance with its terms. Buyer has the absolute and unrestricted right, power, and authority to execute and deliver this Agreement and to perform its obligations under this Agreement.

(b)           Neither the execution nor delivery of this Agreement by Buyer nor the consummation or performance of any of the Contemplated Transactions by Buyer will give any Person the right to prevent, delay, or otherwise interfere with any of the Contemplated Transactions pursuant to:

(i)            any provision of Buyer’s Organizational Documents;

(ii)           any resolution adopted by the Board of Directors of Buyer;

(iii)          any Order to which Buyer may be subject; or

(iv)          any Contract to which Buyer is a party or by which Buyer may be bound.

Except as set forth in Schedule 4.2, Buyer is not and will not be required to obtain any Consent from any Person in connection with the execution and delivery of this Agreement or the consummation or performance of any of the Contemplated Transactions.

4.3          Investment Intent. Buyer is acquiring the Shares for its own account and not with a view to their distribution within the meaning of Section 2(11) of the Securities Act.

4.4.         Brokers or Finders. Except for Buyer’s contractual duty to Mirus Securities, Inc. which will be paid and discharged at Closing, Buyer and its directors, officers, and agents have incurred no other obligation or liability, contingent or otherwise, for brokerage or finders’ fees or agents’ commissions or other similar payment in connection with this Agreement and will indemnify and hold Sellers harmless from any such payment alleged to be due by or through Buyer as a result of the action of Buyer or its officers or agents.

4.5.         Liquor Permit.  Buyer and its authorized Ohio representatives are qualified under applicable Ohio Liquor permit law to operate a licensed facility in Ohio. Buyer is familiar with the applicable provisions of the Ohio Revised Code and the rules and regulations of the Ohio Liquor Control Commission and will take all action required of it and its agents to obtain transfer of the Company’s liquor permit No. 8748401 (Classes D-1, D-2 and D-3) on the Closing Date or obtain new liquor permits post-closing at its sole cost and expense.

SECTION 5
COVENANTS OF SELLERS PRIOR TO CLOSING DATE

5.1          Access and Investigation. Between the date of this Agreement and the Closing Date (“Due Diligence Period”), Sellers will, and will cause the Company and its Representatives to: (a) afford Buyer and its Representatives and prospective lenders and their Representatives (collectively, “Buyer’s Advisors”) full and free access to the Company’s personnel, properties, contracts, books and records, and other documents and data, provided that such access shall be provided during the Company’s normal business hours after notice by Buyer, (b) furnish Buyer and Buyer’s Advisors with copies of all such contracts, books and records, and other existing documents and data as Buyer may reasonably request, (c) make available at Alpine Valley Ski Area to Buyer copies of all engineering plans, improvement plans, grading plans, architectural plans, marketing plans and all other plans and specifications related to the Real Estate and the Company’s business operation; and (d) furnish Buyer and Buyer’s Advisors with such additional financial, operating, and other data and information as Buyer may reasonably request. Without limiting the foregoing, Sellers will, and will cause the Company to, provide access to their properties before the Closing for both such Phase I and Phase II environmental testing as the Buyer may require, provided that all such testing shall be at the Buyer’s sole expense. Additionally, Buyer shall have the right to contact and make inquiries to all Governmental Bodies for purposes of completing its due diligence with regard to the contemplated transactions.

5.2          Operation of the Business of the Company.

(a)           Between the date of this Agreement and the Closing Date, Sellers will, and will cause the Company to:

(i)            Refrain from any extraordinary transactions, including, but not limited to, the making of any loans or advances to the Sellers or the Company’s employees (other than the advance of expenses incurred in the Ordinary Course of Business), the Company’s making or pledging to make charitable or political contributions, or the Company’s payment or commitment to pay compensation above levels in effect on August 31, 2012;

(ii)           Confer with Buyer concerning sales, marketing, operational matters of a material nature, including relations with Suppliers, and consider in good faith Buyer’s suggestions for improvement of the Company’s performance (other than suggestions that relate to pricing);

(iii)          Otherwise report periodically to Buyer concerning the status of the business, operations, and finances of the Company;

(iv)          Except in the Ordinary Course of Business, not to enter into any contract, agreement, commitment, or arrangement with any party and not amend, modify, or terminate any agreement or extend, or seek the extension of, the term of any real property lease to which the Company is a party, without the prior written consent of the Buyer;

(v)           Continue to maintain all of its usual business books, records, and insurance in accordance with its past practices and at Buyer’s request, increase the coverage of any such business insurance;

(vi)          Except for any amendment required to conform to Exhibit 2.6(a)(iii), not amend its Articles of Incorporation or By-Laws;

(vii)         Not declare or pay any dividend (whether in cash or property) or make any other payment or distribution on or with respect to its capital stock, redeem, or otherwise acquire any shares of its capital stock or issue any capital stock or any option, warrant, or right relating thereto;

(viii)        Not waive any right or cancel any claim except with the written consent of Buyer;

(ix)          Maintain its corporate existence and not merge or consolidate with any other entity;

(x)           Comply with all provisions of any agreement applicable to it and all applicable laws, rules, and regulations;

(xi)          Not subject any of its assets or properties, tangible or intangible, to any lien of any kind, exclusive of liens arising as a matter of law in the ordinary course of business as to which there is no known default;

(xii)         Not sell, assign, or otherwise dispose of any of the Company’s assets and properties (other than in the ordinary course of business);

(xiii)        Allow, at all reasonable times and upon at least two (2) days’ prior notice, Buyer’s employees, attorneys, auditors, accountants, and other authorized representatives, full access to the facilities, properties, books, records, documents, and correspondence of the Company;

(b)           Between the date of this Agreement and the Closing Date, Sellers shall give Buyer prompt written notice of:

(i)            Commencement of any Proceeding by or against the Company or any of the Sellers or any Sellers’ obtaining knowledge of any Proceeding Threatened against any of the Sellers or the Company;

(ii)           The Company’s receipt of a Tax deficiency notice from any Governmental Body; and

(iii)          Any of the Sellers’ or the Company’s receipt of any notice of a Governmental Body’s intent to impose a lien on any property or assets of such Seller or the Company.

(c)           Between the date of this Agreement and the Closing Date, none of the Sellers will grant, create, or permit an Encumbrance on the Shares.

5.3          Negative Covenant. Except as otherwise expressly permitted by this Agreement, between the date of this Agreement and the Closing Date, Sellers will not, and will cause the Company not to, without the prior consent of Buyer, take any affirmative action, or fail to take any reasonable action within their or its control, as a result of which any of the changes or events listed in Section 3.15 is likely to occur.

5.4          Required Approvals. As promptly as practicable after the date of this Agreement, Sellers will, and will cause the Company to, make all filings required by Legal Requirements to be made by them in order to consummate the Contemplated Transactions. Between the date of this Agreement and the Closing Date, Sellers will, and will cause the Company to, (a) cooperate with Buyer with respect to all filings that Buyer elects to make or is required by Legal Requirements to make in connection with the Contemplated Transactions, and (b) cooperate with Buyer in obtaining all consents identified in Schedule 4.2.

5.5          Notification. Between the date of this Agreement and the Closing Date, each of the Sellers will promptly notify Buyer in writing if such Person or the Company becomes aware of any fact or condition that causes or constitutes a Breach of any of Sellers’ representations and warranties as of the date of this Agreement, or if such Person or the Company becomes aware of the occurrence after the date of this Agreement of any fact or condition that would (except as expressly contemplated by this Agreement) cause or constitute a Breach of any such representation or warranty had such representation or warranty been made as of the time of occurrence or discovery of such fact or condition. During the same period, each Seller will promptly notify Buyer of the occurrence of any Breach of any covenant of Sellers in this Section 5 or of the occurrence of any event that may make the satisfaction of the conditions in Section 7 impossible or unlikely.

5.6          Payment of Indebtedness by Related Persons and Employees. Except as expressly provided in this Agreement or the Employment Agreements, Sellers will cause all indebtedness owed to the Company by any of Sellers or any Related Person of any of the Sellers to be paid in full at or prior to Closing.

5.7          No Negotiation. Until such time, if any, as this Agreement is terminated pursuant to Section 10, Sellers will not, and will cause the Company and each of its Representatives not to, directly or indirectly, solicit, initiate, or encourage any inquiries or proposals from, discuss or negotiate with, provide any non-public information to, or consider the merits of any unsolicited inquiries or proposals from, any Person (other than Buyer) relating to any transaction involving the sale of the business or assets (other than in the Ordinary Course of Business) of the Company, or any of the capital stock of the Company, or any merger, consolidation, business combination, or similar transaction involving the Company.

5.8          Best Efforts. Between the date of this Agreement and the Closing Date, Sellers will use their Best Efforts, to cause the conditions in Sections 7 and 8 to be satisfied.

SECTION 6
COVENANTS OF BUYER PRIOR TO CLOSING

6.1          Approvals of Governmental Bodies. As promptly as practicable after the date of this Agreement, Buyer will, and will cause each of its Related Persons to, make all filings required by Legal Requirements to be made by them to consummate the Contemplated Transactions. Between the date of this Agreement and the Closing Date, Buyer will, and will cause each Related Person to, (i) cooperate with Sellers with respect to all filings that Sellers are required by Legal Requirements to make in connection with the Contemplated Transactions, and (ii) cooperate with Sellers in obtaining all consents identified in Schedule 3.2; provided that this Agreement will not require Buyer to dispose of or make any change in any portion of its business or to incur any other burden to obtain a Governmental Authorization.

6.2          Best Efforts. Except as set forth in the proviso to Section 6.1, between the date of this Agreement and the Closing Date, Buyer will use its Best Efforts to cause the conditions in Sections 7 and 8 to be satisfied.

SECTION 7
CONDITIONS PRECEDENT TO BUYER’S OBLIGATION AT CLOSING

Buyer’s obligation to purchase all of the Shares at the Closing and to take other actions required to be taken by Buyer at the Closing are subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived Buyer, in whole or in part).

7.1          Accuracy of Representations. All of Sellers’ representations and warranties in this Agreement (considered collectively), and each of these representations and warranties (considered individually), must have been accurate in all material respects as of the date of this Agreement, and must be accurate in all material respects as of the Closing Date as if made on the Closing Date.

7.2          Sellers’ Performance.

(a)           All of the covenants and obligations that Sellers are required to perform or to comply with pursuant to this Agreement at or prior to the Closing (considered collectively), and each of these covenants and obligations (considered individually), must have been duly performed and complied with in all material respects.

(b)           Each document required to be delivered pursuant to Section 2.4 must have been delivered, and each of the other covenants and obligations in Section 5.4 must have been performed and complied with in all respects.

7.3          Consents. Each of the Consents, if any, identified on Schedule 4.2, must have been performed and complied with in all material aspects.

7.4          Real Estate Conditions.

(a)           Buyer shall have obtained, at Buyer’s expense, a commitment in favor of Buyer for a (i) an ALTA Owner’s Policy (6/17/2006) of title insurance from a title company selected by Buyer (“Title Company”) with respect to the Real Estate and (ii) an ALTA Leasehold Owner’s Policy (10/17/1992) of title insurance for the Title Company with respect to the Leased Property, in each case with all necessary endorsements including, but not limited to, those listed below including a zoning coverage endorsement, comprehensive coverage endorsement, public access endorsement, survey endorsement, contiguity endorsement and such other endorsements as Buyer shall request, in such forms as Buyer shall requires in its sole discretion (“Endorsements”). Buyer shall have reviewed and approved (as satisfactory to Buyer, in its discretion) in writing the terms of the commitment, the Endorsements, the utility easements of record and, if any, such additional exceptions as may be disclosed thereon. Buyer agrees to review and approve the commitment, the Endorsements, the utility easements of record and such additional exceptions (or disapprove the same and hereby terminate this Agreement) on or before the Closing (and upon such approval, the exceptions disclosed thereon shall constitute “Permitted Exceptions” hereunder) other than the standard preprinted exceptions and any deeds of trust, mortgages, security agreements or other liens, all of which Seller shall cause to be removed and deleted at or prior to Closing.

(b)           Buyer shall have obtained and reviewed and approved (as satisfactory to Buyer, in its discretion) an updated, “as-built” survey of the Real Estate, which survey shall verify the location of the Real Estate, shall verify the legal descriptions on Schedule 3.6 hereto as accurate legal descriptions of the Real Estate, shall show the accurate location of improvements, easements and restrictions identifying the easements and restrictions by applicable recording data, shall show building and land areas, public and private set-back lines, widths of adjacent public streets, number of parking spaces and utility availability through dedicated easements or public rights of way, shall certify that the Real Estate is not located in a special flood hazard area, shall be prepared by a surveyor licensed in Ohio, shall be accompanied by and ALTA Minimum Survey Standards Certificate, and shall be certified to Buyer, the Title Company, and such other persons as Buyer may direct. The expense for such survey shall be paid by Buyer. If available, Seller agrees to provide to Buyer a copy of its most recent “as-built” survey within fifteen (15) days of the execution of this Agreement.

(c)           Buyer shall have reviewed and approved, as satisfactory to Buyer in its sole discretion, a physical inspection and engineering report with respect to the Real Estate and the improvements thereon, reflecting the physical condition of all improvements, equipment, plumbing, electrical systems, fixtures, inventory and personal property.

(d)           Buyer shall have received confirmation, satisfactory to Buyer in its sole discretion, that any and all zoning, land use, similar governmental approvals, permits or certificates, necessary for the operation, construction, maintenance and occupancy of the Real Property in connection with the Business have been issued, are outstanding and are in full force and effect.

(e)           Buyer shall have obtained confirmation satisfactory to Buyer in its sole discretion of the availability of utility easements and access rights pertaining to the ownership, use and operation of the Real Estate.

(f)            Buyer shall have obtained at Closing, at Buyer’s expense (for the applicable premium), an owner’s policy of title insurance from the Title Company in the aggregate amount of Two Million Five Hundred Fifty Thousand and 00/100 ($2,550,00.00) insuring the title and interest of Buyer in and to the Real Estate and any easements or rights of way appurtenant thereto, on ALTA Form B (1987), with exception only for the lien of general real estate taxes for the current tax fiscal year, and the other Permitted Exceptions, said owner’s policy of title insurance expressly insuring against any and all mechanics’ and materialmens’ liens, filed or unfilled, and expressly containing the Endorsements.

(g)           Buyer shall have obtained, at Buyer’s expense, and reviewed and approved (as satisfactory to Buyer, in its sole discretion) environmental inspections, audits and assessments of the Real Estate, including without limitation, soil analysis tests and audits of the presence or release on the Real Estate of any Hazardous Materials.

7.5          No Proceedings. Since the date of this Agreement, there must not have been commenced or Threatened against Buyer, or against any Person affiliated with Buyer, or against the Company or Seller or any Person affiliated with the Company, the Sellers or any Person affiliated with the Company, or the Sellers, any Proceeding (a) involving any challenge to, or seeking damages or other relief in connection with, any of the Contemplated Transactions, or (b) that may have the effect of preventing, delaying, making illegal, or otherwise interfering with any of the Contemplated Transactions.

7.6          No Claim Regarding Stock Ownership or Sale Proceeds. There must not have been made or Threatened by any Person any claim asserting that such Person (a) is the holder or the beneficial owner of, or has the right to acquire or to obtain beneficial ownership of, any stock of, or any other voting, equity, or ownership interest in, any of the Company, or (b) is entitled to all or any portion of the Purchase Price payable for the Shares.

7.7          No Prohibition. Neither the consummation nor the performance of any of the Contemplated Transactions will, directly or indirectly (with or without notice or lapse of time), materially contravene, or conflict with, or result in a material violation of, or cause Buyer or any

Person affiliated with Buyer to suffer any material adverse consequence under, (a) any applicable Legal Requirement or Order, or (b) any Legal Requirement or Order that has been published, introduced, or otherwise proposed by or before any Governmental Body.

7.8          Compliance with Law. The Buyer must have determined that the Company and its operations are in compliance with law

7.9          Resignations. On the Closing Date, the Sellers shall cause to be delivered to the Buyer, effective immediately after the Closing, of all directors and officers of the Company which are not on the Company’s payroll.

7.10        Stock Powers. At the Closing, the Sellers shall cause stock powers to be executed and delivered in favor of the Buyer.

7.11        Collective Bargaining. Buyer must have reviewed the Company’s collective bargaining agreements and related agreements and documents and determined that the agreements and related agreements and documents do not contain provisions that would have a material adverse effect on the Company or the Buyer if the Company closed or relocated any or all facilities operated by the Company.

7.12        Employee Benefits. Buyer must have reviewed the Company’s employee benefits plans and other obligations to its employees and determined that such plans do not materially vary from those of the Buyer.

7.13        No Material Undisclosed Liability. The Company must have no material undisclosed liabilities.

7.14        Environmental. Buyer shall have received a Phase I environmental assessment (and if required by Buyer, a Phase II environmental assessment) by                    of the Company’s owned and leased real estate, and the results of all such assessments shall be satisfactory to Buyer in its sole discretion.

SECTION 8
CONDITIONS PRECEDENT TO SELLERS OBLIGATION TO CLOSE

Sellers’ obligation to sell the Shares and to take the other actions required to be taken by Sellers at the Closing is subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by Sellers, in whole or in part):

8.1          Accuracy of Representations. All of Buyer’s representations and warranties in this Agreement (considered collectively), and each of these representations and warranties (considered individually), must have been accurate in all material respects as of the date of this Agreement and must be accurate in all material respects as of the Closing Date as if made on the Closing Date.

8.2          Buyer’s Performance.

(a)           All of the covenants and obligations that Buyer is required to perform or to comply with pursuant to this Agreement at or prior to the Closing (considered collectively), and each of these covenants and obligations (considered individually), must have been performed and complied with in all material respects.

(b)           Buyer must have delivered each of the documents and instruments required to be delivered by Buyer pursuant to Section 2.4 and must have made the cash payment required to be made by Buyer pursuant to Sections 2.4(b)(i).

8.3          No Injunction. There must not be in effect any injunction or other order that (a) prohibits the sale of the Shares by Sellers to Buyer, and (b) has been adopted or issued, or has otherwise become effective, since the date of this Agreement.

SECTION 9
CONFIDENTIALITY AND NON-COMPETITION

9.1          Acknowledgement by Sellers. Sellers acknowledge that:

(a)           Sellers have occupied positions of trust and confidence with the Company prior to the date hereof and have become familiar with the following, any and all of which constitute confidential information of the Company (collectively the “Confidential Information”): (i) any and all trade secrets concerning the business and affairs of the Company, product specifications, data, know-how, formulae, compositions, processes, designs, sketches, photographs, graphs, drawings, samples, inventions and ideas, past, current and planned research and development, current and planned distribution methods and processes, customer lists, current and anticipated customer requirements, price lists, market studies, business plans, computer software and programs (including object code and source code), computer software and database technologies, systems, structures and architectures (and related processes, formulae, compositions, improvements, devices, know-how, inventions, discoveries, concepts, ideas, designs, methods and information), of the Company and any other information, however documented, of the Company that is a trade secret; (ii) any and all information concerning the business and affairs of the Company (which includes historical financial statements, financial projections and budgets, historical and projected sales, capital spending budgets and plans, the names and backgrounds of key personnel, personnel training and techniques and materials, and Supplier information), however documented; and (iii) any and all notes, analyses, compilations, studies, summaries, and other material prepared by or for the Company containing or based, in whole or in part, on any information included in the foregoing,

(b)           the business of the Company is conducted in Ohio and under applicable Ohio law may be conducted in the entire State of Ohio;

(c)           the Company competes with other businesses that are or could be located in any part of the State of Ohio;

(d)           Buyer has required that the Sellers make the covenants set forth in Section 5 and this Section 9 of this Agreement as a condition to the Buyer’s purchase of the Shares owned by Sellers;

(e)           the provisions of Sections 5.2, 5.3, 5.4, 5.6, and this Section 9 of this Agreement are reasonable and necessary to protect and preserve the Company’ business; and

(f)            the Company would be irreparably damaged if any of the Sellers were to breach the covenants set forth in Sections 5.2, 5.3, 5.4, 5.6, and this Section 9 of this Agreement.

9.2          Confidential Information. Sellers acknowledge and agree that all Confidential Information known or obtained by Sellers, whether before or after the date hereof, is the property of the Company. Therefore, Sellers agree that Sellers will not, at any time, disclose to any unauthorized Persons or use for his or her own account or for the benefit of any third party any Confidential Information, whether Sellers have such information in Sellers’ memory or embodied in writing or other physical form, without Buyer’s written consent, unless and to the extent that the Confidential Information has at all times been in the public domain or is or becomes generally known to and available for use by the public other than as a result of Sellers’ fault or the fault of any other Person bound by a duty of confidentiality to Buyer or the Company. Sellers agree to deliver to Buyer at the time of execution of this Agreement, and at any other time Buyer may request, all documents, memoranda, notes, plans, records, reports, and other documentation, models, components, devices, or computer software, whether embodied in a disk or in other form (and all copies of all of the foregoing), relating to the business, operations, or affairs of the Company and any other Confidential Information that Sellers may then possess or have under Sellers’ control.

9.3          Non-Competition. Sellers acknowledge and agree that they have previously worked for and developed the business of the Company, and that they have the means to support themselves and their dependents other than by engaging in a similar business of the Company. Therefore, Sellers agree that for a period of two (2) years after Closing, Sellers shall not within a three hundred (300) mile radius from the Cleveland, Ohio metropolitan area, directly or indirectly (a) engage in any business that has a daily ski resort operation, (b) enter into the employ of, or render services to, any Person engaged in the daily ski resort business, or (c) become interested in any Person doing business as a daily ski resort in any capacity, including, but not limited to, as an individual, partner, shareholder, officer, director, member, principal, agent, trustee, or consultant.

9.4          Remedies. If Sellers breach the covenants set forth in Sections 5.2, 5.3, 5.4, and 5.7, or this Section 9 of this Agreement, Buyer and the Company will, in addition to their right to seek damages, be entitled to obtain injunctive or other equitable relief to restrain any breach or threatened breach or otherwise to specifically enforce the provisions of Sections 5.2, 5.3, 5.4, and 5.7, and this Section 9 of this Agreement, it being agreed that money damages alone would be inadequate to compensate the Buyer and the Company and would be an inadequate remedy for such breach.

SECTION 10

TERMINATION

10.1        Termination Events. This Agreement may, by notice given prior to or at Closing, be terminated:

(a)           by either Buyer or Sellers if a material Breach of any provision of this Agreement has been committed by the other party and such Breach has not been waived;

(b)           i) by Buyer if any one of the conditions in Section 7 has not been satisfied as of the Drop Dead Date or if satisfaction of such a condition is or becomes impossible (other than through the failure of Buyer to comply with its obligations under this Agreement) and Buyer has not waived such condition on or before the Closing Date; or (ii) by Sellers, if any of the conditions in Section 8 has not been satisfied as of the Drop Dead Date or if satisfaction of such a condition is or becomes impossible (other than through the failure of Sellers to comply with their obligations under this Agreement) and Sellers have not waived such condition on or before the Closing Date (in which event Sellers shall receive and retain the Deposit);

(c)           by mutual consent of Buyer and Sellers; or

(d)           by either Buyer or Sellers if the Closing has not occurred (other than through the failure of any party seeking to terminate this Agreement to comply fully with its obligations under this Agreement) on or before November 30, 2012 or such later date as the parties may agree upon in writing (the “Drop Dead Date”).

10.2        Effect of Termination. Each party’s right of termination under Section 10.1 is in addition to any other rights it may have under this Agreement or otherwise, and the exercise of a right of termination will not be an election of remedies. If this Agreement is terminated pursuant to Section 10.1, all further obligations of the parties under this Agreement will terminate, except that the obligations in Sections 10.3, 12.1, and 12.3 will survive; provided, however, that if this Agreement is terminated by a party because of the Breach of the Agreement by the other party or because one or more of the conditions to the terminating party’s obligations under this Agreement is not satisfied as a result of the other party’s failure to comply with its obligations under this Agreement, the terminating party’s right to pursue all legal remedies will survive such termination unimpaired.

10.3        Non-Solicitation. For two years following any termination of this Agreement (a) Each Seller will not, and will cause the Company not to, directly or indirectly, either for himself or herself, the Company, or any other Person (i) induce or attempt to induce any employee of Buyer or any of its Affiliates to leave the employment of Buyer or such Affiliates, (ii) in any way interfere with the relationship between the Buyer or any of its Affiliates and any of their respective employees, or (iii) employ, or otherwise engage as an employee, independent contractor, or otherwise any employee of Buyer or any of its Affiliates, and (b) Buyer will not, and will cause its Affiliates not to, directly or indirectly for itself or any other Person (i) induce or attempt to induce any employee of the Company to leave the employment of such Company, (ii) in any way interfere with the relationship between the Company and any of its employees, or

(iii) employ, or otherwise engage as an employee, independent contractor, or otherwise any employee of the Company.

SECTION 11
INDEMNIFICATION

11.1        Survival of Representations and Warranties. All representations and warranties of the parties made in this Agreement or in any Exhibit, statement, Schedule, certificate, instrument or any document delivered pursuant hereto shall survive the Closing and shall remain in effect for a period of one (1) year after the Closing Date and shall thereupon terminate and be of no further force or effect; provided however that the representations and warranties provided in Sections 3.10 (Tax) and 3.18 (Environmental) shall survive the Closing until the expiration of the applicable statute of limitations.

11.2        Right to Indemnification not Affected by Knowledge. The right to indemnification, payment of Damages or other remedy based on such representations, warranties, covenants, and obligations will not be affected by any investigation conducted with respect to, or any Knowledge acquired (or capable of being acquired) at any time, whether before or after the execution and delivery of this Agreement or the Closing Date, with respect to the accuracy or inaccuracy of or compliance with, any such representation, warranty, covenant, or obligation. Without limiting the scope and effect of the immediately preceding and following sentences, Buyer will use its Best Efforts to give Sellers notice when’ Buyer has actual knowledge that a representation or warranty of Sellers is materially inaccurate. The waiver of any condition based on the accuracy of any representation or warranty, or on the performance of or compliance with any covenant or obligation, or Buyer’s notice to Sellers with respect to the inaccuracy or lack of accuracy of any representation or warranty of the Sellers will not affect the right to indemnification, payment of Damages, or other remedy based on such representations, warranties, covenants, and obligations. As of the date of execution of this Agreement, Buyer is not aware of any facts, events or circumstances that would cause any of the representations and warranties of the Sellers as set forth in Section 3 to be untrue or incorrect in any respect.

11.3        Indemnification and Payment of Damages by Sellers. Sellers, jointly and severally, will indemnify and hold harmless Buyer, the Company, and their respective Representatives, stockholders, controlling persons, and affiliates (collectively, the “Indemnified Persons”) for, and will pay to the Indemnified Persons the amount of, any loss, liability, claim, damage, expense (including costs of investigation and defense and reasonable attorneys’ fees), which exceeds Two Thousand Dollars ($2,000.00) per claim and Twenty-Five Thousand Dollars ($25,000.00) in the aggregate, whether or not involving a third-party claim (collectively, “Damages”), arising, directly or indirectly, from or in connection with:

(a)           Any Breach of any representation or warranty made by Sellers in this Agreement or in any Exhibit, statement, Schedule, certificate, instrument or any document delivered by Sellers pursuant to this Agreement;

(b)           any Breach by any Seller of any covenant or obligation of such Person in this Agreement;

(c)           the assertion of any claim relating to Seller’s liability for its own Taxes or its liability, if any, for Taxes of others (for example, by reason of transferee liability or application of Treas. Reg. Section 1.1502-6).

(d)           the assertion of any claim for personal injury, death, property or economic damage, or other product or strict liability claim arising from the sale or other distribution of any product by Seller, or the provision of any service by Seller, prior to the Closing Date to the extent not covered by any Seller, Buyer or Company purchased insurance;

(e)           any tax matter not disclosed on Schedule 3.10 and any matter disclosed on Schedule 3.18 with respect to which a final and non-appealable order has been entered by a Governmental Body finding the Company liable;

The remedies provided in this Section 11.3 will not be exclusive of or limit any other remedies that may be available to Buyer or the other Indemnified Persons.

11.4        Indemnification and Payment of Damages by Buyer. Buyer will indemnify and hold harmless Sellers, and will pay to Sellers the amount of any Damages arising, directly or indirectly, from or in connection with (a) any Breach of any representation or warranty made by Buyer in this Agreement or in any certificate delivered by Buyer pursuant to this Agreement, (b) any Breach by Buyer of any covenant or obligation of Buyer in this Agreement, (c) any claim by any Person for brokerage or finder’s fees or commissions or similar payments based upon any agreement or understanding alleged to have been made by such Person with Buyer (or any Person acting on its behalf) in connection with any of the Contemplated Transactions, or (d) the assertion of any claim for personal injury, death, property or economic damage, or other product or strict liability claim arising from the sale or other distribution of any product by the Company or Buyer, or the provision of any service by the Company or Buyer, subsequent to the Closing Date.

11.5        Procedure for Indemnification—Third Party Claims.

(a)           Promptly after receipt by an indemnified party under Section 11.2 or 11.3, of notice of the commencement of any Proceeding against it, such indemnified party will, if a claim is to be made against an indemnifying party under such Section, give notice to the indemnifying party of the commencement of such claim (notice to the Sellers shall be adequate if given to the Sellers’ Representative), but the failure to notify the indemnifying party will not relieve the indemnifying party of any liability that it may have to any indemnified party, except to the extent that the indemnifying party demonstrates that the defense of such action is prejudiced by the indemnifying party’s failure to give such notice.

(b)           If any Proceeding referred to in Section 11.5 (a) is brought against an indemnified party and it gives notice to the indemnifying party of the commencement of such Proceeding (notice to the Sellers shall be adequate if given to the Sellers’ Representative), the indemnifying party will be entitled to participate in such Proceeding and, to the extent that it wishes (unless the indemnifying party is also a party to such Proceeding and the indemnified party determines in good faith that joint representation would be inappropriate due to the existence of a conflict of interest or divergence of litigation strategies between the indemnified party and the indemnifying party) to assume the defense of such Proceeding with counsel satisfactory to the indemnified party and, after notice from the indemnifying party to the indemnified party of its election to assume the defense of such Proceeding, the indemnifying party will not, as long as it diligently conducts such defense, be liable to the indemnified party under this Section 11 for any fees of other counsel or any other expenses with respect to the defense of such Proceeding, in each case subsequently incurred by the indemnified party in connection with the defense of such Proceeding, other than reasonable costs of investigation. If the indemnifying party assumes the defense of a Proceeding, (i) it will be conclusively established for purposes of this Agreement that the claims made in that Proceeding are within the scope of and subject to indemnification; (ii) no compromise or settlement of such claims may be effected by the indemnifying party without the indemnified party’s consent unless (A) there is no finding or admission of any violation of Legal Requirements or any violation of the rights of any Person and no effect on any other claims that may be made against the indemnified party, and (B) the sole relief provided is monetary damages that are paid in full by the indemnifying party; and (iii) the indemnified party will have no liability with respect to any compromise or settlement of such claims effected without its consent. If notice is given to an indemnifying party of the commencement of any Proceeding and the indemnifying party does not, within ten days after the indemnified party’s notice is given, give notice to the indemnified party of its election to assume the defense of such Proceeding, the indemnifying party will be bound by any determination made in such Proceeding or any compromise or settlement effected by the indemnified party.

(c)           Notwithstanding the foregoing, if an indemnified party determines in good faith that there is a reasonable probability that a Proceeding may adversely affect it or its affiliates other than as a result of monetary damages for which it would be entitled to indemnification under this Agreement, the indemnified party may, by notice to the indemnifying party, assume the exclusive right to defend, compromise, or settle such Proceeding, but the indemnifying party will not be bound by any determination of a Proceeding so defended or any compromise or settlement effected without its consent (which may not be unreasonably withheld).

(d)           Sellers hereby consent to the non-exclusive jurisdiction of any court in which a Proceeding is brought against any Indemnified Person for purposes of any claim that an Indemnified Person may have under this Agreement with respect to such Proceeding or the matters alleged therein, and agree that process may be served on Sellers with respect to such a claim anywhere in the world.

(e)           If any third party claim is of a kind for which the indemnified party or the Company maintains liability insurance, the indemnified party shall make a claim under such insurance policy, and the indemnifying party’s obligation to indemnify the indemnified party will be reduced by the amount of the insurance proceeds actually received by the indemnified party for such claim.

11.6        Procedure for Indemnification-Other Claims. A claim for indemnification for any matter not involving a third-party claim (whether arising before or after the Closing) may be asserted by notice to the party from whom indemnification is sought. In the case of a non-third-party claim for indemnification by Buyer against Sellers, Buyer shall give Sellers’ Representative reasonable notice of such claim after Buyers acquire actual knowledge of the facts constituting such claim. If the recipient of the notice disputes the indemnification claimed in the notice, the parties shall negotiate for thirty (30) days to resolve the dispute. If the Buyer and Sellers’ Representative are unable to resolve the dispute, the Buyer and Sellers’ Representative parties shall submit the dispute to determination and resolution by a three person body (the “Resolving Authority”) in accordance with the rules of Commercial Arbitration Rules of the American Arbitration Association. Buyer shall select one of the members of the Resolving Authority, and the Sellers’ Representative shall select a second member. The two members so selected shall select the third member. Upon selection of the Resolving Authority, Buyer and Sellers’ Representative shall execute a jointly signed certificate identifying the Resolving Authority. The determination of a majority of the members of the Resolving Authority (including, without limitation, the amount of any indemnification payments) shall be final and binding upon the parties. The Resolving Authority’s determination shall be in writing and shall specify the reasons and authority for the determination. The Buyer and Sellers shall each pay their own expenses incurred in any proceeding before the Resolving Authority, and the Buyer shall pay half of the Resolving Authority’s fees and expenses and the Sellers shall pay half of such fees and expenses.

11.7        Limitation of Remedies. Each party acknowledges and agrees that, should the Closing occur, the sole and exclusive remedy with respect to any and all Claims relating to this Agreement or the transactions contemplated hereby (other than Claims of, or causes of action arising from, or based upon, fraud or intentional misrepresentation, or Claims arising from the Non-Compete Agreements or Non-solicitation Agreements) shall be pursuant to the indemnification provisions set forth in this Section 11.

11.8        Indemnification Threshold. Any indemnification claim shall not be subject to assertion nor shall any party have any obligation to indemnify an Indemnitee for Damages specified herein unless and until such Indemnitee shall have incurred Damages in an aggregate amount in excess of $25,000.00 and then such indemnifying party shall be liable for all such incurred Damages exceeding the initial $25,000.00.

11.9        Maximum Damages. No claim for indemnification of Damages (whether in an action for indemnification hereunder or otherwise) shall be made by Indemnified Persons to the extent that the aggregate Damages claimed (including any Damages previously recovered) by all of the Indemnified Persons, taken as a whole, exceed the amount paid or to be paid under Section 2.6(b). THE LIABILITY OF ANY PARTY UNDER THIS AGREEMENT SHALL BE LIMITED TO DIRECT DAMAGES ACTUALLY SUSTAINDED, AND NO PARTY SHALL BE LIABLE TO THE OTHER FOR ANY SPECIAL, INDIRECT, CONSEQUENTIAL, EXEMPLARY OR PUNITIVE DAMAGES OR LOSSES, INCLUDING LOST PROFITS, REVENUE AND OPPORTUNITY COSTS.

SECTION 12
GENERAL PROVISIONS

12.1        Expenses. Except as otherwise expressly provided in this Agreement, each party to this Agreement will bear its respective expenses incurred in connection with the preparation, execution, and performance of this Agreement and the Contemplated Transactions, including all fees and expenses of agents, representatives, counsel, and accountants. In the event of termination of this Agreement, the obligation of each party to pay its own expenses will be subject to any rights of such party arising from a breach of this Agreement by another party.

12.2        Public Announcements. Except as and to the extent required by law or hereinafter provided, without the prior written consent of the other party, before the Closing neither the Buyer nor the Sellers will (i) make, and each will direct its representatives not to make, directly or indirectly, any public comment, statement or communication with respect to any of the terms, conditions, or other aspects of this Agreement or the Contemplated Transactions, or (ii) make a public announcement of the Contemplated Transactions. Any public announcement of the Contemplated Transactions after the Closing Date shall not include information about the price or payment terms, which the Buyer and Sellers, agree shall remain confidential. If either the Buyer or the Sellers are required by law to make any such public disclosure, it must first provide to the other party the content of the proposed disclosure, the reasons that such disclosure is required by law, and the time and place that the disclosure will be made. Notwithstanding the foregoing provisions of this Section 12.2, Buyer and Sellers agree that Buyer may make public an announcement of the Contemplated Transactions before the Closing that is in the form of Exhibit 12.2, attached hereto and incorporated herein by reference

12.3        Confidentiality. If the Contemplated Transactions are terminated without the Closing having occurred, except as and to the extent required by law, Buyer will not, and will cause its Representatives not to, use in any way or disclose any Confidential Information (as defined below) furnished to the Buyer or its Representatives. “Confidential Information” means any information about the Company provided by the Company, Sellers, or their respective Representatives to the Buyer or its Representatives unless (a) such information is already known to the Buyer or its Representatives or to others not bound by a duty of confidentiality or such information becomes publicly available through no fault of the Buyer or its Representatives, or (b) the furnishing or use of such information is required by or necessary pursuant to subpoena, demand for production, or other legal or administrative process by any court, administrative or legislative body, or any other person or entity having the authority to subpoena or demand such information. If the Contemplated Transaction is terminated without the Closing having occurred, upon the written request of the Sellers, the Buyer will promptly return to the Sellers, or Company all Confidential Information in its possession, together with a list of all persons who received copies of the Confidential Information.

12.4        Notices. All notices, consents, waivers, and other communications under this Agreement must be in writing and will be deemed to have been duly given when (a) delivered by hand (with written confirmation of receipt), (b) sent by telecopier (with written confirmation of receipt), provided that a copy is mailed by registered mail, return receipt requested, or (c) when received by the addressee, if sent by a nationally recognized overnight delivery service (receipt requested), in each case to the appropriate addresses and telecopier numbers set forth below (or to such other addresses and telecopier numbers as a party may designate by notice to the other parties):

(a)	Sellers:S. Sandy Satullo II
5425 Naiman Parkway
Solon, OH 44139-1009
Facsimile:440.519.9210
sandysatullo@crownedeagle.corn
With a copy to:
Wegman, Hessler & Vanderburg
6055 Rockside Woods Boulevard
Cleveland, OH 44131
Attention: Keith A. Vanderburg
kavanderburg@wegmanlaw.com

(b)	Buyers:	Peak Resorts, Inc.
Attn: Mr. Tim Boyd
17409 Hidden Valley
Eureka, Missouri 63025
Facsimile:

	with a copy to:	Mr. David Jones, Esq.
HELFREY, NEIERS & JONES, P.C.
120 South Central Avenue, Suite 1500
St. Louis, Missouri 63105
Facsimile: (314) 725-5754
Email:		djones@hnjlaw.com

12.5        Jurisdiction; Service of Process. Any action or proceeding seeking to enforce any provision of, or based on any right arising out of, this Agreement may be brought against any of the parties in the courts of the Geauga County, Ohio, or, if it has or can acquire jurisdiction, in the United States District Court for the Northern District of Ohio, Eastern Division, and each of the parties consents to the jurisdiction of such courts (and of the appropriate appellate courts) in any such action or proceeding and waives any objection to venue laid therein. Process in any action or proceeding referred to in the preceding sentence may be served on any party anywhere in the world.

12.6        Further Assurances. The parties agree (a) to furnish upon request to each other such further information, (b) to execute and deliver to each other such other documents, and (c) to do such other acts and things, all as the other party may reasonably request for the purpose of carrying out the intent of this Agreement and the documents referred to in this Agreement.

12.7        Waiver. The rights and remedies of the parties to this Agreement are cumulative and not alternative. Neither the failure nor any delay by any party in exercising any right, power,

or privileges under this Agreement or the documents referred to in this Agreement will operate as a waiver of such right, power, or privilege, and no single or partial exercise of any such right, power, or privilege will preclude any other or further exercise of such right, power, or privilege or the exercise of any other right, power, or privilege. To the maximum extent permitted by applicable law, (a) no claim or right arising out of this Agreement or the documents referred to in this Agreement can be discharged by one party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by the other party; (b) no waiver that may be given by a party will be applicable except in the specific instance for which it is given; and (c) no notice to or demand on one party will be deemed to be a waiver of any obligation of such party or of the right of the party giving such notice or demand to take further action without notice or demand as provided in this Agreement or the documents referred to in this Agreement.

12.8        Entire Agreement. This Agreement supersedes all prior agreements between the parties with respect to its subject matter (including the Letter of Intent between Buyer and Sycamore Lake, Inc. dated August 29, 2012) and constitutes (along with the documents referred to in this Agreement) a complete and exclusive statement of the terms of the agreement between the parties with respect to its subject matter. This Agreement may not be amended except by a written agreement executed by the party to be charged with the amendment.

12.9        Assignments, Successors, and No Third Party Rights. Neither party may assign any of its rights under this Agreement without the prior consent of the other parties, which will not be unreasonably withheld, except that Buyer may assign any of its rights under this Agreement to any Subsidiary or affiliate of Buyer. Subject to the preceding sentence, this Agreement will apply to, be binding in all respects upon, and inure to the benefit of the heirs, beneficiaries, legal representatives, successors and permitted assigns of the parties. Nothing expressed or referred to in this Agreement will be construed to give any Person other than the parties to this Agreement any legal or equitable right, remedy, or claim under or with respect to this Agreement or any provision of this Agreement. This Agreement and all of its provisions and conditions are for the sole and exclusive benefit of the parties to this Agreement and their successors and assigns.

12.10      Severability. If any provision of this Agreement (or any portion thereof) or the application of such provision (or any portion thereof) to any Person or circumstance is held invalid, illegal or unenforceable in any respect by a court of competent jurisdiction, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

12.11      Section Headings, Construction. The headings of Sections in this Agreement are provided for convenience only and will not affect its construction or interpretation. All references to “Section” or “Sections” refer to the corresponding Section or Sections of this Agreement. All words used in this Agreement will be construed to be of such gender or number as the circumstances require. Unless otherwise expressly provided, the word “including” does not limit the preceding words or terms.

12.12      Time of the Essence. With regard to all dates and time periods set forth or referred to in this Agreement, time is of the essence.

12.13      Governing Law. This Agreement will be governed by the laws of the State of Ohio without regard to conflicts of laws principles.

12.14      Counterparts, Facsimile and Electronic Signatures. This Agreement may be executed and delivered in multiple counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument. A facsimile or other copy of a signature, including execution and delivery of the Agreement by electronic exchange bearing the copies of a party’s signature, shall be deemed an original for purposes of this Agreement.

12.15      WAIVER OF JURY TRIAL. TO THE EXTENT NOT PROHIBITED BY APPLICABLE LAW THAT CANNOT BE WAIVED, EACH PARTY HEREBY IRREVOCABLY WAIVES AND COVENANTS THAT IT WILL NOT ASSERT (WHETHER AS PLAINTIFF, DEFENDANT OR OTHERWISE) ANY RIGHT TO TRIAL BY JURY IN ANY FORUM IN RESPECT OF ANY ISSUE, CLAIM, DEMAND, ACTION OR CAUSE OF ACTION ARISING IN WHOLE OR IN PART UNDER, RELATED TO, BASED ON, OR IN CONNECTION WITH, THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED B BY THIS AGREEMENT, WHETHER NOW EXISTING OR HEREAFTER ARISING AND WHETHER SOUNDING IN TORT OR CONTRACT OR OTHERWISE. ANY PARTY HERETO MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION 12.15 WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF EACH SUCH PARTY TO THE WAIVER OF ITS RIGHT TO TRIAL BY JURY.

12.16      Sellers’ Representative. By execution and delivery of this Agreement, each Seller hereby irrevocably constitutes and appoints S. Sandy Satullo, II as the true and lawful agent and attorney-in-fact of such Seller with full authority and power of substitution to act in the name, place and stead of such Seller, its successors and assigns as Sellers’ Representative with respect to all matters relating to this Agreement and the Contemplated Transactions. Sellers’ Representative is hereby authorized by each Seller to execute any and all instruments or other documents on behalf of such Seller, and to do any and all other acts or things on behalf of such Seller, which Sellers’ Representative may deem necessary or advisable, or which may be required pursuant to this Agreement or otherwise, in connection with the consummation of the Contemplated Transactions and the performance of all obligations hereunder before, at and following the Closing. Without limiting the generality of the foregoing, Sellers’ Representative shall have the full and exclusive authority to (a) agree with Buyer with respect to any matter or thing required or deemed necessary by Sellers’ Representative in connection with the provisions of this Agreement calling for the agreement of Sellers, give and receive notices on behalf of all Sellers, and act on behalf of Sellers in connection with any matter as to which Sellers are or may be obligated under this Agreement or the Contemplated Transactions all in the absolute discretion of Sellers’ Representative, (b) in general, do all things and perform all acts, including executing and delivering all agreements, certificates, receipts, consents, elections, instructions, and other instruments or documents contemplated by, or deemed by Sellers’ Representative to be necessary or advisable in connection with, this Agreement, (c) to make all decisions relating to the determination of any adjustments to the Purchase Price pursuant to this Agreement, (d) to execute and deliver all amendments and waivers to this Agreement that the Sellers’ Representative deems necessary or appropriate, whether prior to, at or after the Closing, which amendments and waivers will be binding on the Sellers, (e) take all actions necessary or desirable in connection with the defense or settlement of any indemnification Claims pursuant to Section 11 and performance of obligations under Section 2, including to withhold funds for satisfaction of expenses or other liabilities or obligations or to withhold funds for potential indemnification Claims made hereunder, and (f) retain and employ counsel, accountants, consultants and other professional advisors with reference to the performance of the duties assigned with the cost thereof allocated prorata among Sellers in accordance with the percentages set forth in Schedule 2.6(b)(i)(B). Sellers shall cooperate with Sellers’ Representative and any accountants, attorneys or other agents whom it may retain to assist in carrying out its duties hereunder. All decisions by Sellers’ Representative shall be binding upon all Sellers, and no Seller shall have the right to object, dissent, protest or otherwise contest the same. Sellers’ Representative may communicate with any Seller or any other Person concerning his responsibilities hereunder, but it is not required to do so. Sellers’ Representative has a duty to serve in good faith the interests of Sellers and to perform its designated role under this Agreement, but Sellers’ Representative shall have no financial liability whatsoever to any Person relating to its service hereunder (including any action taken or omitted to be taken), except that it shall be liable for harm which it directly causes by an act of willful misconduct. Sellers shall indemnify and hold harmless Sellers’ Representative against any loss, expense (including reasonable attorney’s fees) or other liability arising out of its service as Sellers’ Representative under this Agreement, other than for harm directly caused by an act of willful misconduct. Sellers’ Representative may resign at any time by notifying Buyer and Sellers in writing. Buyer shall be entitled conclusively and absolutely to rely, without inquiry, upon any action of Sellers’ Representative as the action of each Seller in all matters referred to in this Section 12.16. In the event of the Incapacity, death or resignation of S. Sandy Satullo, II, Tia S. Winfeld shall serve as the successor Sellers’ Representative possessing all powers and authorities granted to Sellers’ Representative hereunder and elsewhere. The successor Sellers’ Representative is relieved of any responsibility to inquire as to the actions or inactions of the prior Sellers’ Representative. The successor Sellers’ Representative is entitled to rely on the accounts of her predecessor.

THIS AGREEMENT CONTAINS A BINDING ARBITRATION PROVISION THAT MAY BE ENFORCED BY THE PARTIES.

IN WITNESS WHEREOF, the parties have executed and delivered this Agreement as of the date first written above.

BUYER:	SELLER:

PEAK RESORTS, INC.	S. Sandy Satullo, II Revocable Trust of 3/13/00
a Missouri corporation
By:
By:	S. Sandy Satullo, II, Trustee

Timothy D. Boyd
Printed Name	S. Sandy Satullo, III

President	Tia N. Satullo Revocable Trust
Title
By:
Tia S. Winfield, Trustee
CONSENTED TO:
Stuart S. Satullo Revocable Trust of January 20, 2005
SYCAMORE LAKE, INC.
By:
By:	Stuart S. Satullo, Trustee
Office Signature

S. Sandy Satullo	James B. Stinnett
Officer Name

Chairman/Secretary/Treasurer	Raymond C. Stinnett
Officer Title

Linda G. Musfeldt

SELLERS’ REPRESENTATIVE:

S. Sandy Satullo, II

SUCCESSOR SELLERS’ REPRESENTATIVE:

Tia S. Winfield